EXHIBIT 10.1
EXECUTION VERSION

FINANCING AGREEMENT

Dated as of March 11, 2022

by and among
SPARK NETWORKS SE,
as Parent and Borrower,
SPARK NETWORKS, INC.

and

ZOOSK, INC.,

as Borrowers,

EACH SUBSIDIARY OF PARENT
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

MGG INVESTMENT GROUP LP,
as Collateral Agent and as Administrative Agent

FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME, THE TERM LOANS ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THE TERM LOANS MAY BE DIRECTED TO SPARK NETWORKS, INC., 3400 N. ASHTON BOULEVARD, SUITE 175, LEHI, UTAH 84043.

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Table of Contents

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SCHEDULE AND EXHIBITS
Schedule 1.01(A)    Lenders and Lenders’ Commitments
Schedule 1.01(B)    Facilities
Schedule 1.01(C)    Immaterial Subsidiaries
Schedule 1.01(D)    Deferred Merger Payment Conditions
Schedule 6.01(e)    Capitalization; Subsidiaries
Schedule 6.01(f)    Litigation
Schedule 6.01(g)    Certain Liabilities
Schedule 6.01(i)    ERISA
Schedule 6.01(j)    Taxes
Schedule 6.01(l)    Nature of Business
Schedule 6.01(p)    Labor Matters
Schedule 6.01(q)    Environmental Matters
Schedule 6.01(r)    Insurance
Schedule 6.01(u)    Intellectual Property
Schedule 6.01(v)    Material Contracts
Schedule 6.01(y)    Credit Card Agreements
Schedule 7.02(a)    Existing Liens
Schedule 7.02(b)    Existing Indebtedness
Schedule 7.02(e)    Existing Investments
Schedule 7.02(k)    Limitations on Dividends and Other Payment Restrictions
Schedule 8.01    Cash Management Accounts

Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Assignment and Acceptance
Exhibit C    Form of Notice of Borrowing
Exhibit D    Form of LIBOR Notice
Exhibit E    Form of Compliance Certificate
Exhibit 2.09(d)    Forms of U.S. Tax Compliance Certificate

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FINANCING AGREEMENT
Financing Agreement, dated as of March 11, 2022, by and among Spark Networks SE, a Societas Europaea (Europäische Gesellschaft) with registered seat in Munich, Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Federal Republic of Germany under HRB 232591 (the “Parent”), Spark Networks, Inc., a Delaware corporation (“Spark Networks”), Zoosk, Inc., a Delaware corporation (“Zoosk”, and together with the Parent, Spark Networks, and each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), MGG Investment Group LP, a Delaware limited partnership (“MGG”), as collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each, an “Agent” and, collectively, the “Agents”).
R E C I T A L S:
The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of a term loan in the aggregate principal amount of $100,000,000. The proceeds of the term loan shall be used (i) to refinance existing indebtedness of the Borrowers, (ii) for general corporate and working capital purposes of the Loan Parties and (iii) to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.
In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Article I

DEFINITIONS; CERTAIN TERMS
Section 1.01Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:
“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person, including any Credit Card Issuer or Credit Card Processor.
“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.
“Action” has the meaning specified therefor in Section 12.12.
“Additional Amount” has the meaning specified therefor in Section 2.09(a).
“Administrative Agent” has the meaning specified therefor in the preamble.

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“Administrative Agent’s Accounts” means one or more accounts designated by the Administrative Agent at a bank designated by the Administrative Agent from time to time as the accounts into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
“Administrative Borrower” has the meaning specified therefor in Section 4.05(a).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Agent” and “Agents” have the respective meanings specified therefor in the preamble.
“Agreement” means this Financing Agreement, including all amendments, restatements, amendments and restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.
“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).
“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 6.50% per annum and (b) any LIBOR Rate Loan or any portion thereof, 7.50% per annum.
“Applicable Premium” has the meaning given to such term in the Fee Letter.
“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the Administrative Agent, if applicable), in accordance with Section 12.07 and substantially in the form of Exhibit B or such other form acceptable to the Collateral Agent.
“Assignment of Business Interruption/Cyber Insurance Policy” means that certain Assignment of Business Interruption/Cyber Insurance Policy as Collateral Security, dated as of the date hereof, made by the Loan Parties in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent.
“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, board member (Vorstand), director (Geschäftsführer), chief financial officer, treasurer, general counsel, president or executive vice president of such Person, or any other officer having substantially the same authority and responsibility.

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.
“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(a).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Administrative Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Administrative Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;
provided that, in the case of clause (1) of this definition, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

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(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
        “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors or managers of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble hereto.
“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.
“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution, reinvestment or restoration of such Loan Party’s assets pursuant to Section 2.05(c)(vii) from the Net Cash Proceeds of Dispositions and Casualty Event Proceeds, (ii) expenditures financed with the proceeds received from the sale or issuance of Equity Interests not prohibited hereby, (iii) a Permitted Acquisition, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (v) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.
“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

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“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, the United Kingdom or Germany, in each case, maturing not more than one year from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof, (g) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (f) above in respect of each country that is a member of the Organization for Economic Co-operation and Development and (h) other short term liquid investments approved in writing by the Administrative Agent.
“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01 hereto.
“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).
“Casualty Event Proceeds” means (a) any insurance proceeds received by the Parent or any of its Subsidiaries (other than to the extent such insurance proceeds constitute casualty insurance proceeds or liability insurance proceeds that are (i) immediately payable to a Person that is not the Parent or any of its Affiliates in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made, by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds) and (b) condemnation awards (and payments in lieu thereof).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means each occurrence of any of the following:
(a)    the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

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(b)    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority of the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;
(c)    the Parent or any other Loan Party shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or
(d)    a “Change of Control” (or any comparable term or provision) under or with respect to any of the Indebtedness of the Parent or any of its Subsidiaries (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,500,000.
“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations. For the avoidance of doubt, it is understood and agreed that Excluded Property (as defined in the Security Agreement) shall not constitute Collateral.
“Collateral Agent” has the meaning specified therefor in the preamble.
“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit E, duly executed by an Authorized Officer of the Parent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with respect to any Person for any period:
(a)    the Consolidated Net Income of such Person for such period, plus
(b)    without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income (other than in respect of clauses (ix)(A) and (x)) for such period:
(i)    all Taxes on or measured by income, the provision for United States federal, state, local and foreign income taxes, taxes on profit or capital, including, without limitation, state franchise and similar taxes and withholding taxes;
(ii)    Consolidated Net Interest Expense;

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(iii)    any depreciation and amortization expense (including amortization of intangible assets, including goodwill, lease assets, deferred financing costs and software development costs);
(iv)    any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business;
(v)    any extraordinary (as defined under GAAP prior to the effectiveness of FASB ASU 2015-01), nonrecurring or unusual costs, charges, expense or losses; provided that the aggregate amount of cash costs, charges, expenses or losses added back pursuant to this clause (v) shall not exceed 7.5% of Consolidated EBITDA for any period (calculated before giving effect to any such add-backs);
(vi)    any other non-cash expenditure, charge or loss for such period (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period);
(vii)    fees, costs and expenses incurred in connection with (A) the consummation of the Transactions, (B) any amendments, modifications or waivers of the Loan Documents after the Effective Date, (C) the consummation of any Permitted Acquisitions and (D) the consummation of issuances of Indebtedness or Capital Stock and Dispositions to the extent permitted by this Agreement;
(viii)    (A) the fees, costs and expenses incurred in connection with (1) any proposed acquisition which would have been a Permitted Acquisition if it had been consummated, (2) unconsummated issuances of Indebtedness or Capital Stock and unconsummated Dispositions which would have been permitted by this Agreement if consummated and (3) the consummation of any Permitted Investments (excluding Permitted Acquisitions) and (B) any payments made with respect to earn-outs and other contingent consideration in connection with any Permitted Acquisition; provided that the aggregate amount added back pursuant to sub-clause (A) of this clause (viii) shall not exceed 7.5% of Consolidated EBITDA for any period (calculated before giving effect to any such add-backs);
(ix)    (A) pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies that result (or that are expected in good faith to result in the following twelve months, net of the amount of actual benefits realized from such actions during such period) from the Transactions, Acquisitions, Dispositions, recapitalizations, other similar transactions, operating improvements or changes, restructurings, cost-savings and similar initiatives, plans or other actions; provided, that (x) such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable, factually supportable and reasonably attributable to the actions specified and (y) such actions have been taken) and (B) all restructuring costs, integration costs, expenses and losses relating to the undertaking of cost-saving initiatives, operating expense reductions and other synergies and similar initiatives, retention, recruiting, relocation and signing bonuses and expenses or severance costs and other similar transaction costs and any one-time expense relating to enhanced accounting function or other similar transaction costs; provided that the aggregate amount added back pursuant to sub-clauses (A) and (B) of this clause (ix) shall not exceed 10.0% of Consolidated EBITDA for any period (calculated before giving effect to any such add-backs);
(x)    proceeds of business interruption insurance policies and cyber insurance policies in an amount representing the earnings for the applicable period that such proceeds are intended to replace to the extent actually received in cash during such period (to the extent not otherwise included in Consolidated Net Income);
(xi)    all non-cash costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or arrangement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, including any non-cash charges arising from the grant or settlement of virtual stock option programs, stock appreciation or similar rights;

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(xii)    losses, expenses and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by the Borrowers or any of their respective Subsidiaries to the extent such losses, expenses and payments have been actually reimbursed pursuant to the applicable third-party insurance, indemnity, guaranty or acquisition agreement in (A) such period or (B) an earlier period if not added back to Consolidated EBITDA in such earlier period;
(xiii)    any purchase accounting effects, including, without limitation, any write-downs of deferred revenue; and
(xiv)    losses in connection with foreign currency exchanges;
minus
(c)    without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:
(i)    any credit for United States federal income taxes or other taxes measured by net income,
(ii)    any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,
(iii)    any gain from extraordinary (as defined under GAAP prior to the effectiveness of FASB ASU 2015-01), unusual or nonrecurring items,
(iv)    gains in connection with foreign currency exchanges, and
(v)    amounts for other non-cash gains (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period);
in each case, determined on a consolidated basis in accordance with GAAP.
There shall be included in determining Consolidated EBITDA for any period, without duplication (other than for purposes of calculating Excess Cash Flow), the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by a Loan Party or Subsidiary of a Loan Party during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by a Loan Party or Subsidiary thereof during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition).
There shall be excluded in determining Consolidated EBITDA for any period, without duplication, the Disposed EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person sold, transferred or otherwise disposed of by a Loan Party or Subsidiary of a Loan Party during such period (each such Person, property, business or asset so sold or disposed, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
Notwithstanding anything herein to the contrary, proceeds of Permitted Cure Equity shall not be included in the calculation of Consolidated EBITDA for purposes of any calculation of Excess Cash Flow. Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to be equal to (a) $4,779,000 for the fiscal quarter ended March 31, 2021, (b) $8,060,000 for the fiscal quarter ended June 30, 2021, (c) $4,959,000 for the fiscal quarter ended September 30, 2021 and (d) $13,454,000 for the fiscal quarter

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ended December 31, 2021 as may be subject to add backs and adjustments pursuant to Section 1,07 for the applicable period in connection with a transaction being given pro forma effect after the Effective Date.
“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.
“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.
“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

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“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Acts 2004 (UK).
“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.
“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Card Agreements” means, with respect to the Loan Parties, all agreements now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, amended and restated, or replaced, including, without limitation, the agreements set forth on Schedule 6.01(y) hereto.
“Credit Card Issuer” means any Person (other than any Loan Party) who issues or whose members issue credit or debit cards.
“Credit Card Processor” means, with respect to each Loan Party, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Cure Right” has the meaning specified in Section 9.02.
“Current Value” has the meaning specified therefor in Section 7.01(m).
“DAC6” means Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

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“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (c)  has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.
“Deferred Merger Payment” means the payment of the “Holdback Amount” (as defined in the Zoosk Acquisition Agreement plus any interest accrued thereon pursuant to the Zoosk Acquisition Agreement.
“Deferred Merger Payment Conditions” has the meaning set forth in Schedule 1.01(D).
“Deferred Merger Payment Subordination Agreement” means that certain Subordination Agreement, dated as of July 1, 2019, among the Company Holders (as defined in the Zoosk Acquisition Agreement) holding a majority of the Company Capital Stock (as defined in the Zoosk Acquisition Agreement) and MGG, as successor to Blue Torch Finance LLC, as administrative agent.
“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount of Consolidated EBITDA of such Sold Entity or Business for such period.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash

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payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (d), any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date.
“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of:
(1)a notification by the Administrative Agent to each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the election by the Administrative Agent to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders and the Administrative Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified therefor in Section 5.01.
“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party

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or any of its Subsidiaries maintains, sponsors or contributes to or is obligated to contribute to or otherwise has any liability.
“English Debenture” means the English law governed debenture between Spark UK and the Collateral Agent, for the benefit of the Secured Parties dated on or about the date of this Agreement.
“English Guarantor” means Spark UK and any Person organized under the laws of England and Wales that guarantees all or part of the Obligations pursuant to a Guaranty.
“English Loan Party” and “English Loan Parties” means Spark UK and any other Loan Party or Loan Parties incorporated or existing under the laws of England and Wales.
“English Security Documents” means the English Debenture, the English Share Charge and any other Collateral Document governed by the laws of England and Wales.
“English Share Charge” means the English law governed share charge between Spark Networks, Inc. and the Collateral Agent, for the benefit of the Secured Parties dated on or about the date of this Agreement.
“Environmental Claim” means any action, suit, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication, from any Person or Governmental Authority relating to or arising out of any threatened, alleged or actual (a) violation of, non-compliance with, or liability under, any Environmental Law, or (b) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.
“Environmental Law” means any Requirements of Law relating to, regulating or governing (i) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, or (ii) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, Release, threatened Release, disposal or arranging for the disposal of, or exposure to, any Hazardous Materials.
“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of, from, or based upon (a) any Environmental Claim, (b) any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, (c) any actual, alleged or threatened Release of, or exposure to, Hazardous Materials, (d) any Remedial Action, (e) any environmental condition or (f) any contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing clauses (a)-(e).
“Environmental Lien” means any Lien in favor of any Governmental Authority arising out of any Environmental Liability.
“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.
“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations, or other ownership, profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

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“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person is, or within the last six (6) years was, treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code (or Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code or Section 302 of ERISA) or Section 4001 of ERISA.
“ERISA Event” means (a) the occurrence of a Reportable Event with respect to any Pension Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical,” “endangered” or “critical and declining” status, in each case, within the meaning of Title IV of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA; (f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan or appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (j) the occurrence of an act, circumstance, transaction, failure or omission which results in, or which could reasonably be expected to give result in, liability to a Loan Party under Title I of ERISA or a tax under any of Sections 4971 through 5000A of the Internal Revenue Code; (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates; (l) the assertion of a claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Plan or Multiemployer Plan; (m) receipt from the Internal Revenue Service of notice that any Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code) is not so qualified; (n) the imposition on any Loan Party of any fine, excise tax or penalty with respect to any Employee Plan or Multiemployer Plan resulting from any noncompliance with any Requirements of Law; (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (p) the occurrence of any Foreign Plan Event.
“Erroneous Distribution” has the meaning specified therefor in Section 10.18.
“Event of Default” has the meaning specified therefor in Section 9.01.
“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(b) or Section 2.05(c)) on the Loans made during such period and all cash principal payments on Indebtedness

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(other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of long-term Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) Taxes paid or payable in cash by such Person and its Subsidiaries for such period, (vi) all cash expenses, cash charges, cash losses and other cash items that were added back in the determination of Consolidated EBITDA for such period (or that were not deducted from Consolidated Net Income) for such period, (vii) all non-cash items that were added back in the determination of Consolidated EBITDA (or that were not deducted from Consolidated Net Income) for such period, (viii) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period), (ix) expenditures paid in cash using internally generated funds (and excluding expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance) with respect to or in connection with any Permitted Acquisition or other permitted Investments during such period (including payments of earn-out and other similar obligations), (x) insurance proceeds and reimbursements added back in the determination of Consolidated EBITDA (without duplication of such amounts) and (xi) cash payments in respect of clauses (e) and (f) of the definition of Permitted Restricted Payments made during such period, provided, that cash payments of such Permitted Restricted Payments shall, for the purposes of this clause (xi), not exceed $2,000,000 in any period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means on any date, as determined by the Administrative Agent, the spot selling rate posted by Bloomberg on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m. on such date; provided, that, if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is available, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m. on the applicable date for the purchase of the relevant currency for delivery two (2) Business Days later.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any Petty Cash Accounts or (c) a deposit account that is a zero balance deposit account.
“Excluded Subsidiary” means (a) any Immaterial Subsidiary and (b) any Foreign Subsidiary with respect to which, in the reasonable judgment of the Collateral Agent, the cost of providing a Guaranty (including the incurrence of any material adverse tax consequences) shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that immediately upon the occurrence of any event or circumstance whereby any such Subsidiary described in clause (a) or clause (b) above no longer meets the criteria of an “Excluded Subsidiary” as set forth herein, such Subsidiary shall not be an Excluded Subsidiary and shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) in accordance with the terms thereof.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,

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(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any Taxes imposed under German Income, Corporate and Trade Tax Act, e.g. under Sec. 50a Para. 7 German Income Tax Act (Einkommensteuergesetz).
“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Existing Credit Facility” means the Loan Agreement dated as of July 1, 2019 (as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time prior to the Effective Date) among Parent, Spark Networks, Zoosk, the other guarantors party thereto, the lenders from time to time party thereto, and Blue Torch Finance LLC, a Delaware limited liability, as administrative agent and collateral agent for the lenders party thereto.
“Existing Lenders” means the lenders party to the Existing Credit Facility.
“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii), (iii) or (v) hereof or proceeds from the issuance of Equity Interests), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries, or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), and (e) any purchase price adjustment received in connection with any purchase agreement to the extent the related acquisition was funded in whole or in part with the proceeds of Loans (and then only to such extent).
“Facility” means the real property identified on Schedule 1.01(B) and any New Facility hereafter acquired in fee by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.
“FCPA” has the meaning specified therefor in the definition of Anti-Corruption Laws.

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“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means the fee letter, dated as of the date hereof, among the Borrowers and the Agents, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Final Maturity Date” means March 11, 2027; provided that if such day is not a Business Day, then the Final Maturity Date shall be the immediately preceding Business Day.
“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2020, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the twelve (12) months ended December 31, 2021, and the related consolidated statement of operations, shareholder’s equity and cash flows for the twelve (12) months then ended.
“Financial Support Direction” means a financial support direction issued by the Pension Regulator under section 43 of the Pensions Act.
“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.
“Foreign Lender” has the meaning specified therefor in Section 2.09(d)(ii)(B).
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its Subsidiaries that is subject to any Requirements of Laws other than, or in addition to, the laws of the United States or any state thereof or the laws of the District of Columbia.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Requirement of Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make any required contribution or payment under any Requirement of Law within the time permitted by any Requirement of Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party or any Subsidiary under any law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any Requirement of Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any Subsidiary, or the imposition on any Loan Party or any Subsidiary of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any Requirement of Law.
“Foreign Security Document” means any English Security Document, any German Security Document, and any other agreement entered into pursuant to this Agreement with respect to the Obligations governed by laws other than the United States, individually or collectively, as the context requires.

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“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.
“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.
“Funding Losses” has the meaning specified therefor in Section 2.08.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided further that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 shall be calculated as if no such change in GAAP has occurred.
“German Loan Party” and “German Loan Parties” means Parent and Spark Networks Services GmbH and any other Loan Party or Loan Parties incorporated under German law and any Loan Party resident for tax purposes in the Germany including any Loan Party carrying on a business through a permanent establishment or deemed permanent establishment taxable in the Germany.
“German Pledge Agreements” means a German law governed GmbH share pledge agreement regarding all shares in Spark Networks Services GmbH and an account pledge agreement regarding all German bank accounts.
“German Security Agreements” means a global assignment regarding the security assignment over certain monetary receivables and security assignment agreement regarding German law governed Intellectual Property rights.
“German Security Documents” means the German Pledge Agreements, the German Security Agreements and any other Collateral Document governed by the laws of Germany.
“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; (d) with respect to any English Loan Party, articles of association, memorandum of association (if any), certificate of incorporation and certificate of change of name (if any), and (e) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.
“Governmental Authority” means any nation or government, any foreign, federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

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“Guarantor” means (a) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations; provided that in no case shall an Excluded Subsidiary be treated as a Guarantor hereunder.
“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.
“Hazardous Material” means any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, universal waste, special waste, or solid waste or is otherwise characterized by words of similar import under any Environmental Law or that is regulated under, or for which liability or standards of care are imposed, pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, lead or lead-containing materials, urea formaldehyde-containing materials, radioactive materials, radon, per- and polyfluoroalkyl substances and mold.
“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Holdout Lender” has the meaning specified therefor in Section 12.02(c).
“Immaterial Subsidiary” means, at any time, any Subsidiary that (i) contributed 5.0% or less of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered, and (ii) had assets representing 5.0% or less of the total consolidated assets of the Parent and its Subsidiaries on the last day of the most recently ended period for which financial statements have been delivered; provided if at any time and from time to time after the Effective Date, Immaterial Subsidiaries comprise in the aggregate more than 10.0% of the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently ended period for which financial statements have been delivered or more than 10.0% of the consolidated assets of the Parent and its Subsidiaries as of the end of the most recently ended period for which financial statements have been delivered, then the Parent shall, not later than thirty days after the date by which financial statements for such period are required to be delivered (or such longer period as the Administrative Agent may agree in its sole discretion), designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true. As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.01(C).
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (1) trade payables or other accounts payable incurred in the ordinary course of such Person’s business that are more than 90 days past due and (2) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all

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reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations in respect of any Indebtedness described under clauses (a) through (h) or (j) of this definition; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the aggregate outstanding principal amount of Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture (except to the extent such Person is not liable for the Indebtedness of such partnership or joint venture).
“Indemnified Matters” has the meaning specified therefor in Section 12.15.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified therefor in Section 12.15.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.
“Intellectual Property” has the meaning specified therefor in the Security Agreement and the Foreign Security Documents, as applicable.
“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.
“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending one (1) month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1) month after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

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“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.
“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).
“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.
“Legal Reservations” means, in the case of any English Loan Party, (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, liquidation, insolvency, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under applicable laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty or land and buildings tax may be void and defenses of set-off or counterclaim; (c) similar principles, rights and defenses under the laws of any relevant jurisdiction and (d) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Administrative Agent or the Collateral Agent pursuant to any Loan Document.
“Lender” has the meaning specified therefor in the preamble.
“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, on a consolidated basis, the ratio of: (a) (i) the then aggregate outstanding principal amount all Indebtedness described in clauses (a), (b), (c), (d) (solely to the extent such obligation appears in the liabilities section of the balance sheet of such Person), (e) (solely to the extent such obligation appears in the liabilities section of the balance sheet of such Person) and (f) in the definition thereof , in each case, of such Person and its Subsidiaries as of the end of such period minus (ii) Qualified Cash not to exceed $5,000,000 to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.
“LIBOR” means, with respect to any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as calculated by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) and obtained through a nationally recognized service such as Bloomberg (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”), or a comparable or successor rate that has been approved by the Administrative Agent, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that,

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if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. Notwithstanding anything herein to the contrary, if “LIBOR” shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Deadline” has the meaning specified therefor in Section 2.07(a).
“LIBOR Notice” means a written notice substantially in the form of Exhibit D.
“LIBOR Option” has the meaning specified therefor in Section 2.07(a).
“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.00% per annum. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.
“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
“Liquidity” means Qualified Cash.
“Loan” means the Term Loan made by an Agent or a Lender to the Borrowers pursuant to Article II.
“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.
“Loan Document” means this Agreement, the Assignment of Business Interruption/Cyber Insurance Policy, any Control Agreement (or equivalent documentation to the extent required under any applicable Foreign Security Document for accounts located outside the U.S.), the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Deferred Merger Payment Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any Foreign Security Document, any UCC Filing Authorization Letter, the VCOC Management Rights Agreement, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.
“Loan Party” means any Borrower and any Guarantor.
“Loan Party Data” has the meaning given to such term in Section 6.01(ii).
“Loan Party Systems” has the meaning given to such term in Section 6.01(ii).

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“Marketing Efficiency Ratio” means, for any period, the ratio of (a) the aggregate amount of gross monthly bookings by the Loan Parties from all customers (including subscriptions, advertising, premium purchases) during such period to (b) the direct marketing expenses (as included in the “Cost of Goods Sold” line item in the Loan Parties’ income statement) incurred by such Loan Parties during such period, calculated in a manner consistent with the calculations provided to the Agents prior to the Effective Date.
“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment and other material obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document or (d) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $2,500,000.
“Material Contract” means, with respect to any Person, each Contractual Obligation, the failure to comply with which, or the termination (without contemporaneous replacement) of which, would reasonably be expected to have a Material Adverse Effect.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six (6) calendar years.
“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts or Casualty Event Proceeds by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Casualty Event Proceeds, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable fees, costs and expenses (including legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements) related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) Taxes paid or payable in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid or payable to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.
“New Facility” has the meaning specified therefor in Section 7.01(m).
“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(d).
“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).
“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any

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proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Parent” has the meaning specified therefor in the preamble.
“Participant Register” has the meaning specified therefor in Section 12.07(i).
“Patent Security Agreement” means the Patent Security Agreement, dated as of the date hereof, made by the applicable Loan Parties in favor of the Collateral Agent, in form and substance satisfactory to the Collateral Agent.
“Payment Office” means the Administrative Agent’s office located at One Penn Plaza, 53rd Floor, New York, New York 10019, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA and maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.
“Pensions Regulator” means the body corporate called the Pensions regulator established under Part I of the Pensions Act 2004 (UK).
“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.
“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

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(b)    to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;
(c)    the Borrowers shall have furnished to the Agents (i) (a) at least five (5) Business Days prior to the closing of such Acquisition or such shorter period as Agent may reasonably accept (with updates and executed copies thereof provided to Administrative Agent as soon as available) drafts of the applicable asset purchase agreement, stock purchase agreement or other agreement evidencing such Permitted Acquisition and each other material agreement, document or instrument executed pursuant to, or delivered in connection with, such agreement, in each case together with all schedules and exhibits thereto (the “Permitted Acquisition Documents”) and (b) at least one (1) Business Day prior to (or such shorter period as agreed to by Administrative Agent) the consummation of such Acquisition, final versions of such Permitted Acquisition Documents, (ii) at least five (5) Business Days prior to the closing of such acquisition or such shorter period as Administrative Agent may reasonably accept, to the extent readily available, pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) prior the closing of such Acquisition, a certificate of the chief financial officer of the Parent, demonstrating, on a pro forma basis, compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 after the consummation of such Acquisition, (iv) if the consideration for any such proposed Acquisition and all other payments, directly or indirectly, by any Loan Party or any of its Subsidiaries in exchange for, or as part of, or in connection with, any such Acquisition, whether paid in cash or by exchange of properties (including capital expenditures used to fund any portion of a purchase price and any assumptions of Indebtedness) or otherwise (but excluding transaction costs and expenses, exchange of capital stock and any portion of the purchase price attributable to cash on the balance sheet of the target) (whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time) exceeds $5,000,000, at least five (5) Business Days prior to the closing of such Acquisition or such shorter period as Agents may reasonably accept, a description of the proposed acquisition and material and customary legal and business diligence reports, and (v) in the case of a target entity (or set of assets) being acquired whose Consolidated EBITDA (calculated on a Pro Forma Basis in a manner consistent with the definition thereof) represents at least 10.0% of Consolidated EBITDA (calculated on a Pro Forma Basis prior to giving effect to such Acquisition) of the Parent and its Subsidiaries, in each case for the trailing twelve month period most recently ended for which financial statements have been delivered to Agents, at least five (5) Business Days prior to the closing of such Acquisition or such shorter period as Agents may reasonably accept, a quality of earnings report, in form and substance reasonably satisfactory to the Agents from a nationally or regionally recognized firm (or other firm reasonably acceptable to the Agents);
(d)    the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens;
(e)    such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;
(f)    [Reserved];
(g)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA calculated on a Pro Forma Basis during the 12-consecutive-month period most recently concluded prior to the date of the proposed Acquisition;
(h)    the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties and their Subsidiaries’ total assets), or the Person whose Equity Interests are being

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acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;
(i)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or any other jurisdiction in which a Guarantor existing on the Effective Date was incorporated or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, any other jurisdiction in which a Guarantor existing on the Effective Date was incorporated or otherwise formed or in such other jurisdiction reasonably determined by the Administrative Agent in which the Collateral Agent can obtain a substantially similar Lien on the acquired assets;
(j)    such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;
(k)    any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) within the timeframes set forth therein; and
(l)    the Purchase Price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed the sum of (x) $10,000,000 in the aggregate plus (y) (1) to the extent that any part of the Purchase Price for such Acquisition is made solely with Qualified Equity Interests of Parent, any amount paid for with such Qualified Equity Interests and (2) to the extent any Lender declines to accept all or any portion of any mandatory prepayment required to be paid pursuant to Section 2.05(c)(i) (such amounts so declined, the “Declined ECF Proceeds”), any amount paid for with such Declined ECF Proceeds and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed the sum of (x) $40,000,000 in the aggregate during the term of this Agreement plus (y) (a) to the extent that any part of the Purchase Price for such Acquisition is made solely with Qualified Equity Interests of Parent, any amount paid for with such Qualified Equity Interests and (b) any amount paid for with the Declined ECF Proceeds; provided, that the consideration for any Acquisition in the form of earnouts shall not exceed 33.33% of total Purchase Price for such Acquisition.
“Permitted Cure Equity” means Qualified Equity Interests of the Parent.
“Permitted Disposition” means:
(a)    sale of Inventory in the ordinary course of business;
(b)    licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;
(c)    leasing or subleasing assets in the ordinary course of business;
(d)    (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent such Registered Intellectual Property is not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each, case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse or abandonment is not materially adverse to the interests of the Secured Parties;
(e)    any involuntary loss, damage or destruction of property;
(f)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

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(g)    transfers of assets (i) from the Parent or any of its Subsidiaries to a Loan Party and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;
(h)    Disposition of obsolete or worn-out equipment in the ordinary course of business;
(i)    a Disposition of cash and Cash Equivalents, in each case, in a manner not prohibited by the other terms of this Agreement in the ordinary course of business;
(j)    a Disposition of accounts receivable in the ordinary course of business (including to insurers which have provided insurance as to the collection thereof and any discount or forgiveness thereof) or in connection with the collection or compromise thereof in an arm’s-length transaction;
(k)    any Disposition or termination of any lease, license, sublease or sublicense in the ordinary course of business;
(l)    the leasing, as lessor, of real or personal property not useful in such Person’s business and otherwise in the ordinary course of business;
(m)    a sale or Disposition of equipment or other physical or capital assets that are useful in such Person’s business, to the extent that such equipment or such physical or capital assets are exchanged for credit against the purchase price of similar replacement equipment or replacement physical or capital assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment or replacement physical or capital assets, all in the ordinary course of business; and
(n)    Dispositions of property or assets not otherwise permitted above for fair market value upon satisfaction of the following conditions:
(i) the aggregate fair market value of all Dispositions during any Fiscal Year does not exceed $2,000,000;
(ii) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(iii) the Net Cash Proceeds of all such Dispositions (including the proposed Disposition), are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(vii); and
(iv) no less than seventy-five percent (75%) of the consideration received for any such sale, transfer, conveyance or Disposition is received in cash.
“Permitted Indebtedness” means:
(a)    any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;
(b)    any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;
(d)    Permitted Intercompany Investments;
(e)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

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(f)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;
(g)    the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;
(h)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, not at any time to exceed $500,000 in the aggregate;
(i)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;
(j)    Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed, together with the amount of Permitted Purchase Money Indebtedness, $2,000,000 in the aggregate at any one time outstanding; provided that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;
(k)    (i) unsecured Indebtedness (including, but not limited to, seller notes) incurred in connection with a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such unsecured Indebtedness does not mature prior to the date that is six (6) months after the Final Maturity Date, (C) such unsecured Indebtedness does not amortize until six (6) months after the Final Maturity Date, (D) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is six (6) months after the Final Maturity Date, and (E) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent and (ii) unsecured Indebtedness consisting of earn-outs and other deferred purchase price obligations (to the extent constituting Indebtedness) incurred in connection with a Permitted Acquisition so long as such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent;
(l)    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(m)    guaranty obligations of a Loan Party in respect of Indebtedness of a Loan Party otherwise permitted hereunder, and guaranty obligations of a Subsidiary of a Loan Party in respect of Indebtedness of a Loan Party or any Subsidiary of a Loan Party otherwise permitted hereunder;
(n)    Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrowers or any of their respective Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;
(o)    Indebtedness of any Borrower or any Subsidiary representing deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of Parent or any Subsidiary in the ordinary course of business;
(p)    Indebtedness consisting of obligations owing under any customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

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(q)    Indebtedness incurred pursuant to Section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);
(r)    the Deferred Merger Payment to the extent subject to the Deferred Merger Payment Subordination Agreement; and
(s)    unsecured Indebtedness not otherwise permitted hereunder in an aggregate principal amount outstanding not to exceed $2,500,000.
“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than the Parent), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary that is not a Loan Party so long as the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties does not exceed (x) $1,000,000 per Fiscal Year or (y) $2,500,000 during the term of this Agreement.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of goods or services in the ordinary course of business;
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)    Investments existing on the date hereof, as set forth on Schedule 7.02(e) but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;
(f)    Permitted Intercompany Investments;
(g)    Permitted Acquisitions;
(h)    loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time not to exceed $1,000,000 in the aggregate at any time outstanding (calculated without regard to any write-downs or write-offs thereof);
(i)    Investments by way of contributions to capital or purchases of Equity Interests by any Loan Party in any of its Subsidiaries that are Loan Parties;
(j)    the maintenance of deposit accounts in the ordinary course of business, so long as the applicable provisions of Section 8.01 have been complied with in respect of each such deposit account;
(k)    guaranty obligations permitted by clauses (g) and (m) of the definition of Permitted Indebtedness;

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(l)    Investments consisting of interest rate agreements permitted under clause (g) of the definition of Permitted Indebtedness;
(m)    promissory notes and other non-cash consideration received in connection with Permitted Dispositions; and
(n)    so long as no Event of Default has occurred and is continuing or would result therefrom, additional Investments in an aggregate amount outstanding at any time not to exceed the greater of (i) $2,500,000 and (ii) 8.5% of Consolidated EBITDA for the four (4) consecutive fiscal quarters of the Parent and its Subsidiaries most recently ended prior to the date of such determination.
“Permitted Liens” means:
(a)    Liens securing the Obligations;
(b)    Liens for Taxes, assessments and governmental charges that are not overdue or for which the payment is not required under Section 7.01(c)(ii);
(c)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d)    Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;
(e)    purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;
(f)    deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
(g)    with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;
(h)    Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;
(i)    the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;
(j)    non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

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(k)    judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);
(l)    rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(m)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(n)    Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;
(o)    Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Permitted Investment;
(p)    any Lien created in respect of Section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);
(q)    Liens of sellers of goods to such Person arising in the ordinary course of business under Article II of the UCC or similar provisions of applicable Law, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder;
(r)    precautionary Uniform Commercial Code filings (or equivalent filings or registrations in foreign jurisdictions) pursuant to an operating lease entered into in the ordinary course of business;
(s)    Liens or rights of setoff against credit balances of any Borrower or any of its Subsidiaries with credit card issuers, payment processors or other amounts owing by payment card issuers or payment processors in the ordinary course of business;
(t)    Liens (i) in favor of the Loan Parties and (ii) granted by any Subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii) above, securing intercompany Indebtedness permitted under the definition of Permitted Intercompany Investments;
(u)    Liens on cash and Cash Equivalents securing interest rate agreements permitted under clause (g) of the definition of Permitted Indebtedness;
(v)    pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing any rental deposits in respect of any property leased or licensed by Parent or one of its Subsidiaries, in an aggregate amount not to exceed $1,000,000 at any time outstanding; and
(w)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 90 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the

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aggregate principal amount of all such Indebtedness shall not exceed, together with amount of Indebtedness permitted by clause (j) of the definition thereof, $2,000,000 in the aggregate at any time outstanding.
“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:
(a)    after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);
(b)    such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;
(c)    such extension, refinancing or modification is pursuant to terms that, taken as a whole, are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and
(d)    the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.
“Permitted Restricted Payments” means any of the following Restricted Payments made by:
(a)    any Loan Party to the Parent in amounts necessary to pay Taxes and other customary expenses as and when due and owing by the Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent), so long as no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment,
(b)    any Subsidiary of any Loan Party to any Loan Party (other than the Parent);
(c)    the Parent to pay dividends in the form of common Equity Interests;
(d)    non-cash Restricted Payments to repurchase Equity Interests of the Parent upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent solely to the extent such Equity Interests represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests all as part of a “cashless” exercise;
(e)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent;
(f)    payments in respect of any Permitted Indebtedness that has been incurred in accordance with Clauses (k)(i) or (ii) of the definition thereof; provided, that: (i) immediately before and after each such payment, no Event of Default shall have occurred and be continuing, (ii) Parent and its Subsidiaries are in compliance on a Pro Forma Basis with Financial Covenants in Section 7.03 hereof as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent, (iii) each such payment is permitted by any subordination terms applicable to such Indebtedness, and (iv) the aggregate amount paid pursuant to this clause (f) shall not exceed $2,000,000 during any Fiscal Year of Parent;

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(g)    Restricted Payments to Parent for the repurchase of Equity Interests from directors, officers and employees upon the death, disability or termination of employment of such Persons, in an aggregate amount not to exceed $1,000,000 during the term of this Agreement; provided that after giving effect to such repurchase, no Default or Event of Default has occurred and is continuing; and
(h)    the Deferred Merger Payment, provided that (i) immediately before and after each such payment, no Event of Default shall have occurred and be continuing, (ii) the Deferred Merger Payment Conditions are satisfied, and (iii) any such payment is permitted by the Deferred Merger Payment Subordination Agreement.
“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.
“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $500,000 in the aggregate for all such accounts.
“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.
“Pro Rata Share” means, with respect to:
(a)    a Lender’s obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and
(b)    all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the aggregate unpaid principal amount of the Term Loan.
“Process Agent” has the meaning specified therefor in Section 12.10(c).
“Pro Forma Transaction” means (a) a Disposition of all or substantially all of the Equity Interests of any Subsidiary of any Loan Party or any business line, unit or division of any Loan Party or any of its Subsidiaries, (b) a Permitted Acquisition or other material permitted Investment or (c) any action taken which results in cost savings, operating expense reductions, operating improvements and/or synergies, in each case, in accordance with the requirements of clause (ix) of the definition of “Consolidated EBITDA”.
“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).
“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial

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consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition.
“PSC Register” means “PSC Register” within the meaning of section 790C(10) of the Companies Act 2006.
“Qualified Cash” means, as of any date of determination, (a) for the first 60 days after the Effective Date (or such later period that may be extended in the Collateral Agent’s sole discretion), the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts (other than Excluded Accounts) in the name of a Loan Party and Cash Equivalents of a Loan Party and (b) thereafter, the aggregate amount of unrestricted cash on-hand of the Loan Parties and Cash Equivalents of the Loan Parties maintained in deposit accounts (other than Excluded Accounts) in the name of a Loan Party in (i) the United States as of such date, which deposit accounts are subject to Control Agreements and (ii) any other jurisdiction as of such date, which deposit accounts are subject to the Lien of the Collateral Agent and documentation required under any applicable Foreign Security Document to perfect the Collateral Agent’s Lien, for accounts located outside the United States.
“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.
“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility, each in form and substance reasonably satisfactory to the Collateral Agent:
(a)    a Mortgage duly executed by the applicable Loan Party;
(b)    evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;
(c)    a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage;
(d)    a current ALTA survey and a surveyor’s certificate, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Collateral Agent;
(e)    [reserved];
(f)    a zoning report issued by a provider reasonably satisfactory to the Collateral Agent or a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility’s compliance with all applicable Requirements of Law, together with a copy of all certificates of occupancy issued with respect to each Facility;
(g)    an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;
(h)    a Phase I Environmental Site Assessment prepared in accordance with the United States Environmental Protection Agency Standards and Practices for “All Appropriate Inquiries” under Section 101(3)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act as referenced in 40 CFR Part 312 and ASTM E-1527-13 “Standard Practice for Environmental

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Assessments” (“Phase I ESA” (and if reasonably requested by the Collateral Agent based upon the results of such Phase I ESA, a Phase II Environmental Site Assessment), by a nationally-recognized environmental consulting firm, reasonably satisfactory to the Collateral Agent; and
(i)    such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.
“Recipient” means any Agent and any Lender, as applicable.
“Reference Rate” means, for any period, the greatest of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refusal Option” shall have the meaning assigned to such term in Section 2.05(g).
“Register” has the meaning specified therefor in Section 12.07(f).
“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.
“Registered Loans” has the meaning specified therefor in Section 12.07(f).
“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Related Party Assignment” has the meaning specified therefor in Section 12.07(c)(ii).
“Related Party Register” has the meaning specified therefor in Section 12.07(f).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation,

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the movement of Hazardous Materials through or in any environmental media, including the indoor or outdoor air, soil, surface or ground water, sediments or property.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Party” has the meaning specified therefor in Section 2.09(g)(ii).
“Remedial Action” means any action (a) to correct, mitigate, or address any actual, alleged or threatened violation of or non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, mitigate, abate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the actual, alleged or threatened presence, Release or threatened Release of any Hazardous Materials (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).
“Replacement Lender” has the meaning specified therefor in Section 12.02(c).
“Reportable Event” means an event described in Section 4043 of ERISA (other than an event for which the 30-day notice period is waived by regulation).
“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1%.
“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.05(g).
“Requirements of Law” means, with respect to any Person, collectively, the common law and any and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or the making of any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, (e) the payment of any

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management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party or (f) the payment or prepayment of principal, or premium or interest on, any Indebtedness subordinate to the Obligations (including the Deferred Merger Payment).
“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any other Person whereby the Parent or any of its Subsidiaries shall sell or transfer to any other Person any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the Effective Date, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, the United Kingdom or Her Majesty’s Treasury of the United Kingdom, Germany, Canada, Australia or other relevant sanctions authority, (b) a Person that resides in, is organized in or located in, or has a place of business in, a country or territory named on any list referred to in clause (a) of this definition or a country or territory that is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through any such jurisdiction (each of the foregoing in this clause (b), a “Sanction Target”), or a Person that owns 50% or more of the Equity Interests of, or is otherwise controlled by, or is acting on behalf of, one or more Sanction Targets, (c) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions or (d) any Person owned or controlled by any Person or Persons described in clause (a) or (b).
“Sanctions” means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
“Second Recipient” has the meaning specified therefor in Section 2.09(g)(ii).
“Secured Party” means any Agent and any Lender.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
“Securitization” has the meaning specified therefor in Section 12.07(l).
“Security Agreement” means a Pledge and Security Agreement, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Security Breaches” has the meaning given to such term in Section 6.01(ii).

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“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.
“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person and its Subsidiaries, on a consolidated basis and a going concern basis, is not less than the total amount of the liabilities of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis and a going concern basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on its existing debts as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and other liabilities as they mature, (d) such Person and its Subsidiaries, do not intend to, and do not believe that they will incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and (e) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the date hereof and as proposed to be conducted following the Effective Date.
“Spark Networks” has the meaning specified therefor in the preamble.
“Spark UK” means Spark Networks Limited (a limited liability company incorporated in England and Wales with registered number 03628907).
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Collateral Agent or (b) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent.
“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors (or equivalent body) of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association, joint venture or other entity is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.
“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a).
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Collateral Agent, delivered to the Collateral Agent.
“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.
“Trademark Security Agreement” means the Trademark Security Agreement, dated as of the date hereof, made by the applicable Loan Parties in favor of the Collateral Agent, in form and substance satisfactory to the Collateral Agent.
“Transactions” means (i) the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and (ii) the payoff on the Effective Date of the Existing Credit Facility.
“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04(b).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

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“VAT” means:
(a)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“VCOC Management Rights Agreement” has the meaning specified therefor in Section 5.01(d)(xi).
“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.05(g).
“WARN” has the meaning specified therefor in Section 6.01(p).
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Working Capital” means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Zoosk” has the meaning specified therefor in the preamble.
“Zoosk Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of March 21, 2019, together with the schedules and exhibits thereto, by and among the Parent, Chemistry, Inc., Zoosk and Fortis Advisors LLC.
Section 1.02Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended,

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restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
Section 1.03Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
Section 1.04Accounting and Other Terms; Currency Translation.
(a)Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on

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December 15, 2018 shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, except as any Agent may otherwise determine in good faith.
(c)For purposes of any determination (other than under Section 7.03) all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward). For purposes of Section 7.03, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 7.01(a)(i), (a)(ii) or (a)(iii) (as applicable).
Section 1.05Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.
Section 1.06Obligation to Make Payments in Dollars. All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.
Section 1.07Pro Forma Basis. Pro Forma Basis means with respect to any determination of any test or covenant or calculation of any ratio hereunder, Consolidated EBITDA (including, in each case, component definitions thereof) that all Pro Forma Transactions (and the following transactions in connection therewith, to the extent set forth herein) shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which such calculation is being made, such that:
(a)income statement items (whether positive or negative) attributable to the property or Person subject to such Pro Forma Transaction, (i) in the case of a Disposition of all or substantially all of the Equity Interests of any Subsidiary of any Loan Party or any business line, unit or division of any Loan Party or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment shall be included, and
(b)any Indebtedness incurred or repaid (other than normal fluctuations in revolving Indebtedness) by any Loan Party or any of its Subsidiaries in connection with a Pro Forma Transaction shall be given effect; provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness

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at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of Administrative Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, any other interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, provided that, the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (including the caps set forth therein) and give effect only to events (including cost savings, operating expense reductions, operating improvements and synergies) that are reasonably identifiable, factually supportable and reasonably attributable to the specified actions that have been taken.
Section 1.08German Terms. In this Agreement, where it relates to a German entity or other applicable term, a reference to:
(a)a compulsory manager, receiver, administrator includes an Insolvenzverwalter, a Vorläufiger Insolvenzverwalter, a Zwangsverwalter or a custodian or creditor’s trustee (Sachverwalter);
(b)director includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);
(c)filing for insolvency or to file for insolvency includes the meaning Antrag auf Eröffnung des Insolvenzverfahrens;
(d)a person being unable to pay its debts includes that person being in a state of Zahlungsunfähigkeit within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or being overindebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung); and
(e)a winding up, administration or dissolution (and each of those terms) includes insolvency proceedings (Insolvenzverfahren).
Article II

THE LOANS
Section 1.01Commitments.
(a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make the Term Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment.
(b)Notwithstanding the foregoing, the aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.
Section 1.02Making the Loans.

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(a)The Administrative Borrower shall give the Administrative Agent prior written notice, in substantially the form of Exhibit C (a “Notice of Borrowing”), not later than 12:00 noon (New York City time) on the date which is three Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iii) the wire instructions for the proceeds of such proposed Loan, and (iv) the proposed borrowing date, which must be a Business Day, and must be the Effective Date. If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan. The Administrative Agent and the Lenders may act without liability upon the basis of written or telecopied notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
(b)Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.
(c)Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
Section 1.03Repayment of Loans; Evidence of Debt.
(a)The outstanding principal amount of the Term Loan shall be repayable in consecutive quarterly installments in an amount equal to (x) $1,250,000 on the last day of March, June, September and December commencing on June 30, 2023 through and including March 31, 2025 and (y) $2,500,000 on the last day of March, June, September and December commencing on June 30, 2025 and thereafter; provided, however, that (i) if any such date is not a Business Day then the installment due on such date shall instead be paid on the immediately preceding Business Day, and (ii) the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (A) the Final Maturity Date and (B) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to Section 2.03(b) or Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts

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or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the accounts maintained pursuant to Section 2.03(c) shall govern and control.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 1.04Interest.
(a)Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.
(b)Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default and, at the election of the Required Lenders. upon the written notice by the Administrative Agent to the Borrowers, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate; provided that, during an Event of Default under Sections 9.01(a), 9.01(f) or 9.01(g) hereof, the applicable Post-Default Rate shall automatically apply without any notice or action on the part of the Administrative Agent or the Required Lenders.
(c)Interest Payment. Interest on each Loan shall be payable (i) in the case of Reference Rate Loans, monthly in arrears on the last day of each month, commencing on the last day of the month in which such Loan is made and, in the case of a LIBOR Rate Loan, on the last day of each Interest Period and (ii) at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.
(d)General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
Section 1.05Reduction of Commitment; Prepayment of Loans.
(a)Reduction of Commitments.
(i)Term Loan. The Total Term Loan Commitment shall terminate upon the earlier of (A) the making of the Term Loan on the Effective Date, and (B) 5:00 p.m. (New York City time) on the Effective Date.

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(b)Optional Prepayment.
(i)Term Loan. The Borrowers may, commencing on the twelve (12) month anniversary of the Effective Date, at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied as directed by the Administrative Borrower; provided, that if the Administrative Borrower does not provide such direction, each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the direct order of maturity.
(ii)Termination of Agreement. The Borrowers may, upon at least five (5) Business Days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full, plus the Applicable Premium payable in connection with such termination of this Agreement; provided that such notice may provide that it is conditioned upon the consummation of other financings (and the incurrence of any Indebtedness pursuant thereto) or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Administrative Borrower if any such condition is not satisfied prior to the date of termination proposed in such notice. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(ii), then the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable Premium, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice; provided that if a notice of termination states that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, such notice of termination may be revoked by the Administrative Borrower (by notice to the Agents on or prior to the specified date) if such condition is not satisfied.
(c)Mandatory Prepayment.
(i)Within five (5) Business Days of the date of the delivery to the Agents of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents of the financial statements for the Fiscal Year ended December 31, 2022 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to (1) (x) 75% of the Excess Cash Flow of the Parent and its Subsidiaries for each such Fiscal Year, if the Leverage Ratio of the Parent and its Subsidiaries as of the end of such Fiscal Year is greater than or equal to 2.50:1.00 or (y) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for each such Fiscal Year, if the Leverage Ratio of the Parent and its Subsidiaries as of the end of such Fiscal Year is less than 2.50:1.00, minus (2) the aggregate principal amount of all voluntary payments made by the Borrowers pursuant to Section 2.05(b) for each such Fiscal Year; provided, that, prepayments of the Loans from Excess Cash Flow under this Section 2.05(c)(i) shall only be required to the extent that such amounts exceed $1,000,000 in any Fiscal Year (it being agreed for purposes of this Section 2.05(c)(i) that all calculations made with respect to the Fiscal Year ending December 31, 2022, shall take into account the results of operations of the Parent and its Subsidiaries for the period beginning on April 1, 2022 and ending on December 31, 2022).
(ii)Immediately upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f) or (g) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $1,000,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party

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or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii) hereof.
(iii)Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
(iv)[reserved].
(v)Upon the receipt by any Loan Party or any of its Subsidiaries of any Casualty Event Proceeds, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such events $1,000,000 in any Fiscal Year.
(vi)Immediately upon receipt by the Borrowers of the proceeds of any Permitted Cure Equity pursuant to Section 9.02, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such proceeds.
(vii)Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Casualty Event Proceeds that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(v), as the case may be, up to $5,000,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Casualty Event Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to acquire, improve, replace, repair, or restore or purchase properties or assets (other than current assets) used in such Person’s business (or, in the case of Casualty Event Proceeds from business interruption insurance policies and/or cyber insurance policies, to operate the business of the Loan Parties); provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within five (5) days after the receipt of such Net Cash Proceeds from such Disposition or loss, destruction or taking, or receipt of such Casualty Event Proceeds, as the case may be, stating that such Net Cash Proceeds or such Casualty Event Proceeds shall be used to acquire, improve, replace, repair or restore or purchase properties or assets used in such Person’s business (or, in the case of Casualty Event Proceeds from business interruption insurance policies and/or cyber insurance policies, to operate the business of the Loan Parties); within a period specified in such certificate not to exceed 180 days (or 225 days if a commitment pursuant to a binding agreement for such reinvestment is entered into within such 180 day period) after the date of receipt of such Net Cash Proceeds or Casualty Event Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds or Casualty Event Proceeds to be so expended), (C) such Net Cash Proceeds or Casualty Event Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of an Event of Default, such Net Cash Proceeds or Casualty Event Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(v) as applicable.
(d)Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv), (c)(v) and (c)(vi) above shall be applied to the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan pro rata to the remaining instalments of the Term Loan, including the installment due on the Maturity Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section

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4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).
(e)Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Premium payable in connection with such prepayment of the Loans to the extent required under Section 2.06(a) and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.
(f)Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
(g)Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event that the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.05(c) (excluding mandatory prepayments under Section 2.05(c)(vi)), not less than two Business Days prior to the date on which the Borrowers are required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Administrative Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount (the “Refusal Option”). Each such Lender may exercise the Refusal Option by giving written notice to the Administrative Borrower and the Administrative Agent of its election to do so on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Administrative Borrower and the Administrative Agent of its election to exercise the Refusal Option on or before 12:00 noon (New York City time) one Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise the Refusal Option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise the Refusal Option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(d)) and (ii) to the extent of any excess, to those Lenders that have elected not to exercise the Refusal Option, on a pro rata basis (based upon the portion of the Loans held by each such Lender that elected not to exercise the Refusal Option, as compared to the aggregate amount of the Loans held by all such Lenders that did not elect to exercise the Refusal Option) to prepay the Loans of such Lenders, or, to the extent any such Lender refuses the excess amount specified in this clause (ii) (or to the extent the Loans of all such Lenders have been repaid in full), to the Borrowers for working capital and general corporate purposes.
Section 1.06Fees.
(a)Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals and/or examinations of any or all of the Loan Parties at reasonable times during normal business hours and, so long as no Event of Default has occurred and is continuing, upon reasonable advance notice to the Loan Parties (not less than ten (10) Business Days). The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner’s reasonable and documented out-of-pocket costs and expenses incurred in connection with all such visits, inspections, audits, valuations and/or examinations and (ii) the reasonable and documented out-of-pocket cost of all visits, inspections, audits, valuations and/or examinations conducted by a third party on behalf of the Agents; provided that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agents for more than one (1) inspection in any calendar year.
(b)Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

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Section 1.07LIBOR Option.
(a)The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least three Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrowers’ election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.
(b)Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(c). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.
(c)Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than five (5) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof.
(d)The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.
(e)Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
(f)Unless and until a Benchmark Replacement is implemented in accordance with Section 2.12, if prior to the commencement of any Interest Period for any LIBOR Rate Loan,
(i)the Administrative Agent shall have determined that either Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, or adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, including, without limitation, because the Administrative Agent determines that either inadequate or insufficient quotations of the London interbank offered rate

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exist or the use of “LIBOR” has been discontinued (any determination of Administrative Agent to be conclusive and binding absent manifest error), or
(ii)the Administrative Agent shall have received notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall give written notice to the Administrative Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make LIBOR Rate Loans, or to continue or convert outstanding Loans as or into LIBOR Rate Loans, shall be suspended and (B) all such affected Loans shall be converted into Reference Rate Loans on the last day of the then current Interest Period applicable thereto.
Section 1.08Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default) or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.
Section 1.09Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.
(b)In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

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(c)Without duplication of payments made pursuant to Section 2.09(a), the Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Such indemnification shall be paid within ten days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.
(d)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. The obligations under Section 2.09(d)(i) refer to the Lenders only and not to any of their shareholders or partners. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Lender is not obliged to disclose information with respect to its shareholders or partners.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent

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shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.
(e)Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the

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indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)VAT.
(i)All amounts expressed to be payable under this Agreement by any Loan Party to a Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on the supply (which is the basis of such payment), and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party under this Agreement that Loan Party must (i) pay to such Secured Party additionally an amount equal to the amount of the VAT if the Secured Party is required to account to the relevant tax authority for the VAT, or (ii) pay the amount of VAT to the relevant tax authority if the Loan Party is subject to the so-called reverse-charge mechanism. The Secured Party must promptly provide an appropriate VAT invoice to the respective Loan Party.
(ii)If VAT is or becomes chargeable on any supply made by any Secured Party to any other Secured Party (the "Second Recipient") under the Agreement, and any party under this Agreement other than the Second Recipient (the "Relevant Party") is required by the terms of the Agreement to pay an amount equal to the consideration for that supply to the Secured Party (rather than being required to reimburse or indemnify the Second Recipient in respect of that consideration):
(A)(where the Secured Party is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Secured Party (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Second Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Second Recipient receives from the relevant tax authority which the Second Recipient reasonably determines relates to the VAT chargeable on that supply; and
(B)(where the Second Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Second Recipient, pay to the Second Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Second Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)Where the Agreement requires any party under this Agreement to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including

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such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority
(iv)Any reference in this Section 2.09(g) to any party under this Agreement shall, at any time when such party is treated as a member of a group or fiscal unit for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in the German Value Added Tax Act (Umsatzsteuergesetz), in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction so that a reference to a party shall be construed as a reference to that party or the relevant group or fiscal unity of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).]
(h)The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 1.10Increased Costs and Reduced Return.
(a)If any Secured Party shall have determined in good faith that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan or agreeing to make any Loan or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.
(b)If any Secured Party shall have determined in good faith that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines in good faith that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.
(c)All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an

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explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 1.11Changes in Law; Impracticability or Illegality.
(a)The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).
(b)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder and (ii) the Borrowers shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.
(c)The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 1.12Benchmark Replacement Setting. Notwithstanding anything to the contrary in this Agreement or any other Loan Document:
(a)Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is

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determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section.
(d)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Administrative Borrower may revoke any request for conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Administrative Borrower

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will be deemed to have converted any such request into a request for conversion to Reference Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.
For the avoidance of doubt, the implementation of any Benchmark Replacement pursuant to this Section 2.12 is intended for U.S. federal income tax purposes to constitute a modification described in Section 4.01 of Rev. Proc. 2020-44 and Proposed Treasury Regulation 1.1001-6(a)(1), and not a significant modification within the meaning of Treasury Regulation 1.1001-3(b), and the provisions of this section 2.12 shall be interpreted and applied consistently with such intention.
Article III

[INTENTIONALLY OMITTED]
Article IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS
Section 1.01Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Accounts. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day may, in the Administrative Agent’s discretion, be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed Obligations and shall bear interest at a rate per annum equal to the rate then applicable to Term Loans that are Reference Rate Loans. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
(b)    The Administrative Agent shall provide the Administrative Borrower, promptly before the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such

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month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.
Section 1.02Sharing of Payments. Except as provided in Section 2.02, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered, and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
Section 1.03Apportionment of Payments. Subject to Section 2.02 hereof:
(a)All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.
(b)After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.
(c)For purposes of Section 4.03(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including the Applicable Premium, loan fees, service fees, professional fees, interest (and specifically including interest accrued

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after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(d)In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 4.03 shall control and govern.
Section 1.04Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.
(b)The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.
(c)Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.
(d)The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.
(e)This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change

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hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 1.05Administrative Borrower; Joint and Several Liability of the Borrowers.
(a)Each Borrower hereby irrevocably appoints Spark Networks as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.
(b)Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.
(c)The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.
(d)Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are

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hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.
Article V

CONDITIONS TO LOANS
Section 1.01Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:
(a)Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.
(b)Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality of “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.
(c)Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.
(d)Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:
(i)a Security Agreement, together with (unless otherwise stated in Section 5.02) the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;
(ii)a UCC Filing Authorization Letter, together with evidence reasonably satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;
(iii)the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);
(iv)the Disbursement Letter;
(v)the Fee Letter;
(vi)the Intercompany Subordination Agreement;

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(vii)Trademark Security Agreement;
(viii)Patent Security Agreement;
(ix)the English Security Documents, duly executed by all parties thereto, together with (i) all share certificates, transfers and stock transfer forms or equivalent duly executed in blank in relation to the assets subject to or expressed to be subject to the English Security Documents and other documents of title or documents required for the legality, validity and/or enforceability of the Lien granted thereby and required to be provided thereunder, (ii) a copy of the register of members of any English Loan Party whose shares are subject of the Collateral and (iii) duly executed notices of assignment and/or charge required to be sent under and pursuant to the terms of any English Security Document;
(x)the German Security Documents;
(xi)the management rights letter, dated as of the date hereof, among the Loan Parties and the Agents, as amended, amended and restated, supplemented or otherwise modified from time to time (the “VCOC Management Rights Agreement”);
(xii)a Perfection Certificate;
(xiii)a certificate of an Authorized Officer of each Loan Party, certifying (A) with respect to such Loan Party (other than an English Loan Party or a German Loan Party) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);
(xiv)A certificate of a director of each English Loan Party certifying: (A) a copy of its constitutional documents; (B) a copy of a resolution of its board of directors (1) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party; (2) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party, (C) a specimen of the signature of each person authorized by the resolution referred to in paragraph (B) above in relation to the Loan Documents and related documents; (D) a copy of a resolution signed by all the holders of the issued shares in that English Loan Party, approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party; (E) that guaranteeing and/or securing (as appropriate) the Obligations would not cause any guarantee, security or similar limit binding on it to be exceeded; (F) a copy of the register of members of each

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English company whose shares will be charged pursuant to the English Security Documents; (G) that in respect of any shares in an English company whose shares will be charged pursuant to the English Security Documents either: (1) (x) any notice received in respect of such shares has been complied with within the relevant timeframe pursuant to Part 21A of the Companies Act 2006; and (y) no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the relevant "PSC register" (within the meaning of section 790C(10) of the Companies Act 2006); or (2) such company is not required to comply with Part 21A of the Companies Act 2006;
(xv)with respect to any English Loan Party whose shares are the subject of the Collateral either: (A) a certificate of an authorised signatory of that English Loan Party certifying that: (1) any notice received has been complied with within the relevant timeframe pursuant to Part 21A of the Companies Act 2006; and (2) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that English Loan Party which is certified by an authorised signatory of that English Loan Party to be correct, complete and not amended or superseded as at a date no earlier than the date of that certificate; or (B) a certificate of that English Loan Party certifying that it is not required to comply with Part 21A of the Companies Act 2006;
(xvi)a certificate of an Authorized Officer with respect to a German Loan Party certifying (A) a copy of its constitutional documents (including up-to-date electronic commercial register extracts (elektronischer Handelsregisterauszug), its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) (as applicable), copies of any by-laws (if applicable) as well as a list of shareholders (Gesellschafterliste) (if applicable), (B) (if applicable) a copy of an administrative (Verwaltungsrat), its supervisory board (Aufsichtsrat) and/or any advisory board (Beirat) (1) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party, (2) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; (C) a specimen of the signature of each person authorized by the resolution referred to in clause (B) above in relation to the Loan Documents and related documents, (D) a copy of a resolution signed by all the holders of the issued shares in each German Loan Party (other than the Parent), approving the terms of, and the transactions contemplated by, the Loan Documents to which the German Loan Party is a party; and (E) that each copy document relating to it specified in this clause (xvi) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Effective Date.
(xvii)a certificate of the chief financial officer of the Parent (A) certifying that all income and other material Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed and all income and other material Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, (B) certifying as to the compliance of the Financial Statements and the Projections with representations and warranties set forth in Sections 6.01(g)(i) and 6.01(cc)(ii) and (C) certifying that after giving effect to all Loans to be made on the Effective Date and the repayment of the Existing Credit Facility, the Liquidity is not less than $15,000,000;
(xviii)a certificate of the chief financial officer of the Parent, certifying that the Parent and its Subsidiaries (on a consolidated basis), after giving effect to the Loans made on the Effective Date, are Solvent;
(xix)a certificate of an Authorized Officer of the Administrative Borrower certifying that (A) the attached copies of each of the Material Contracts, each as in effect on the Effective Date are true, complete and correct copies thereof and (B) such agreements remain in full force

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and effect and that none of the Loan Parties has breached or defaulted any of its obligations under such agreements in any material respect;
(xx)a certificate of the appropriate official(s) of the jurisdiction of organization certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party (other than a German Loan Party, which shall be provided to the extent available) in such jurisdictions;
(xxi)(A) an opinion of Morrison & Foerster LLP, Delaware, New York and German counsel to the Loan Parties (with respect to the German Loan Parties, solely with respect to capacity to enter into the Loan Documents), (B) an opinion of Parsons Behle & Latimer, Utah counsel to the Loan Parties, each as to such matters as the Collateral Agent may reasonably request, (C) an opinion of Noerr Partnerschaftsgesellschaft mbB, German counsel to the Agents and the Lenders (with respect to the validity and enforceability of the German Security Documents), and (D) an opinion of Proskauer Rose (UK) LLP, English counsel to the Administrative Agent and Collateral Agent and the Lenders;
(xxii)certificates of insurance that evidence the insurance coverage required by Section 7.01, the terms of each Security Agreement, each Foreign Security Document and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request;
(xxiii)evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) release of German Security Documents, (C) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any Intellectual Property of the Loan Parties that constitutes Collateral, and (D) UCC 3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral; and
(xxiv)evidence satisfactory to the Agents that a Process Agent has been properly appointed by each Loan Party in accordance with Section 12.10(b).
(e)Material Adverse Effect. The Collateral Agent shall have determined, in its reasonable judgment, that no event or development shall have occurred since December 31, 2021 which could reasonably be expected to have a Material Adverse Effect.
(f)Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, or the conduct of the Loan Parties’ business, or the consummation of any of the underlying transactions, shall have been obtained and shall be in full force and effect.
(g)Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.
(h)Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party (including, without limitation, (A) receipt of an accounting review performed by a third party firm reasonably acceptable to the Agents with respect to the Loan Parties’ Consolidated EBITDA (which shall confirm Consolidated EBITDA of the Loan Parties calculated on a Pro Forma Basis for the last twelve months is no less than $29,000,000), (B) a diligence meeting with the Loan Parties’ management, (C) industry expert diligence calls and (D) receipt of IT diligence performed by a third party commissioned by the Agents) and the results thereof shall be reasonably acceptable to the Agents.

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(i)Security Interests. The Loan Documents shall create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral secured thereby (subject only to Permitted Liens).
(j)Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority which relates to the Loans or which, in the opinion of the Collateral Agent, would reasonably be expected to have a Material Adverse Effect.
(k)Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02.
(l)Know Your Customer Compliance. The Agents and the Lenders shall have each received a W-9 and all documentation and other information reasonably requested at least ten (10) Business Days prior to the Effective Date that is required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in form and substance reasonably satisfactory to the Agents and the Lenders.
Section 1.02Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02):
(a)On or prior to the date that is ten (10) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall deliver to the Agents the original stock certificates representing all of the Equity Interests required to be pledged under the Security Agreement, English Share Charge or German Pledge Agreement, as applicable, accompanied by undated stock powers executed in blank;
(b)On or prior to the date that is ten (10) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall  provide to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, of the delivery of (i) notices to each of the Junior Creditors (as defined in the  Deferred Merger Payment Subordination Agreement) reasonably satisfactory to the Administrative Agent that (x) the proceeds of the Term Loan have been applied to refinance in full all of the indebtedness under the Existing Credit Facility, (y) the Obligations constitute Senior Indebtedness (as defined in the Deferred Merger Payment Subordination Agreement), and (z) the Lenders are the Lenders (as defined in the Deferred Merger Payment Subordination Agreement) and Administrative Agent is the Administrative Agent (as defined in the Deferred Merger Payment Subordination Agreement) and (ii) an agreement, executed by the Administrative Agent (which will be delivered by the Administrative Agent to the Loan Parties on the Effective Date) to comply with the terms of the Deferred Merger Payment Subordination Agreement applicable to the Administrative Agent (as defined in the Deferred Merger Payment Subordination Agreement).
(c)On or prior to the date that is ten (10) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall  provide to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent,

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that Zoosk and Spark Networks USA, LLC have satisfied the sales tax liabilities to the State of New York for the period from December 2017 through August 2020.
(d)On or prior to the date that is twenty (20) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall amend the Governing Documents (and deliver such amendments to the Collateral Agent) of LOV USA, LLC, Spark Networks USA, LLC, MingleMatch, Inc., Smooch Labs, Inc., and Zoosk to (i) include provisions requiring the Equity Interests of such entities to be certificated, (ii) include provisions permitting a member to pledge all of its right, title and interest (including all management, voting and economic rights) in and to Equity Interests of such entities, and (iii) to eliminate transfer restrictions; in each case in form and substance reasonably satisfactory to the Agents;
(e)On or prior to the date that is sixty (60) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall obtain and deliver to the Collateral Agent Control Agreements (or equivalent documentation to the extent required under any applicable Foreign Security Document for accounts located outside the U.S.) for each Cash Management Account owned by any Loan Party (in each case, other than Excluded Accounts), each duly executed by, in addition to the applicable Loan Party, the applicable financial institution.
(f)On or prior to the date that is:
(i)ninety (90) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), (a) the Loan Parties shall deliver the Assignment of Business Interruption/Cyber Insurance Policy, duly executed by the applicable Loan Party; and (b) the Loan Parties shall cause to be delivered (1) customary insurance certificates naming the Collateral Agent, on behalf of the Secured Parties, as additional insured and/or lender’s loss payee, as applicable, with respect to the Loan Parties’ insurance policies maintained in Germany (to the extent required to be maintained pursuant to Section 7.01 hereof) (the “German Insurance Policies”) and (2) lender’s loss payable, additional insured and notice of cancellation endorsements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to such German Insurance policies, naming the Collateral Agent as a lender’s loss payee on each such property insurance policy and as an additional insured on each such liability insurance policy, in each case as are required by Section 7.01 of this Agreement; and
(ii)thirty (30) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall cause to be delivered insurance endorsements as to additional insureds or lender’s loss payees under the Loan Parties’ insurance policies as the Collateral Agent may reasonably request and providing that such policy may be terminated or cancelled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Collateral Agent and each such additional insured or lender’s loss payee; each in form and substance reasonably satisfactory to the Collateral Agent, with respect to each insurance policy of the Loan Parties maintained in the United States in each case as are required by Section 7.01 of this Agreement.
(g)On or prior to the date that is ninety (90) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall use commercially reasonable efforts to obtain and deliver to the Collateral Agent, landlord waivers, in form and substance, reasonably satisfactory to the Collateral Agent (which may be included as provisions contained in the relevant Lease), executed by each landlord with respect to the headquarter locations of each of the Loan Parties.

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(h)On or prior to the date that is ninety (90) days following the Effective Date (or such later date as agreed to in writing by the Collateral Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent an updated Schedule 6.01(j) to the Financing Agreement indicating any unpaid amounts and the status of each item.
Article VI

REPRESENTATIONS AND WARRANTIES
Section 1.01Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:
(a)Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
(b)Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirements of Law or (C) any Material Contract binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.
(c)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than (A) filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation (including in respect of the English Loan Party and the English Debenture, filings with the Registrar of Companies at Companies House and, if required, HM Land Registry), on the Effective Date or promptly after and (B) authorizations or approvals that have been obtained or made and are in full force and effect.
(d)Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and for the avoidance of doubt in the case of the English Loan Parties and the English Security Documents, subject to the Legal Reservations.
(e)Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, issued and outstanding Equity Interests of each of the Subsidiaries of Parent are as set forth on Schedule 6.01(e) hereto. All of the issued and outstanding shares of Equity Interests of the Loan Parties have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar

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rights. All Equity Interests of such Loan Parties are owned, directly or indirectly, by the Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e) hereto, there are no outstanding debt or equity securities of any of the Loan Parties and no outstanding obligations of any of the Loan Parties convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any of the Loan Parties, or other obligations of the Loan Parties to issue, directly or indirectly, any shares of the Loan Parties.
(f)Litigation. Except as set forth in Schedule 6.01(f) hereto, there is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.
(g)Financial Statements.
(i)The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries incurred prior to the date of the Financial Statements are set forth in the Financial Statements (or if incurred after the date of the Financial Statements, are set forth on Schedule 6.01(g)). Since December 31, 2021 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.
(ii)The Parent has heretofore furnished to each Agent and each Lender projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2022 through 2026, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).
(h)Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirements of Law or (iii) any material term of any Material Contract binding on or otherwise affecting it or any of its properties and no default or event of default has occurred and is continuing thereunder.
(i)ERISA. Except as set forth on Schedule 6.01(i) hereto, (i) each Loan Party and each Employee Plan (and each related trust, insurance contract or fund, if any) is in compliance with all Requirements of Law in all material respects, (ii) no ERISA Event has occurred nor is reasonably expected to occur, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan and each Pension Plan, including, for purposes of any Pension Plan, any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and, for purposes of any Pension Plan, fairly presents the funding status of such Pension Plan, and since the date of such report, there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan or Pension Plan have been delivered to the Agents, and (v) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code, and has received a favorable determination, advisory or opinion letter from the Internal Revenue Service regarding its qualification thereunder, and to the knowledge of the Loan Parties no event has occurred that would reasonably be expected to result in the disqualification of any such Employee Benefit Plan or related trust. No Loan Party or any of its ERISA Affiliates has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C)

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any Loan Party or any of its Subsidiaries with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code or similar state law or other statutory requirement, no Loan Party or any of its Subsidiaries maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its Subsidiaries or otherwise has any obligation to provide any such benefits for any current employee after such employee’s termination of employment. Each arrangement pursuant to which a Loan Party has an obligation to pay or accrue nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) has, in all material respects, been administered in accordance with plan documents that satisfy the requirements of Section 409A of the Internal Revenue Code.
(j)Taxes, Etc. Except as set forth in Schedule 6.01(j), (i) All Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been timely filed and (ii) all Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.
(k)Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.
(l)Nature of Business.
(i)No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) hereto.
(ii)The Parent does not have any material liabilities (other than liabilities arising under the Loan Documents and liabilities under the Zoosk Acquisition Agreement, including the Deferred Merger Payment), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries); provided that Parent engages in those activities that are incidental to (A) the maintenance of its existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the performance of obligations under and compliance with its Governing Documents or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries and (D) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable.
(m)Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.
(n)Permits, Etc. Each Loan Party has, and is in compliance with, all permits, governmental or regulatory licenses, authorizations, approvals, entitlements and accreditations, including Environmental Permits, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, governmental or regulatory license, authorization, approval, entitlement or accreditation, including any such Environmental Permit, the loss of which could reasonably be expected to have a Material Adverse Effect, and there is no claim that any of the foregoing is not in full force and effect.

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(o)Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid governmental or regulatory licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.
(p)Employee and Labor Matters. Except as set forth on Schedule 6.01(p), (i) each Loan Party and its Subsidiaries is in compliance with all Requirements of Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary, (iii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any Subsidiary which arises out of or under any collective bargaining agreement, (iv) there has been no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened against any Loan Party or any Subsidiary, and (v) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. No Loan Party or Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Requirements of Law, which remains unpaid or unsatisfied. All payments due from any Loan Party or Subsidiary on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(q)Environmental Matters. Except as set forth on Schedule 6.01(q) hereto, (i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law, (ii) each Loan Party and each of its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations and businesses, except to the extent any failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect; (iii) there has been no Release or threatened Release of Hazardous Materials on, in, at under or from any properties currently or formerly owned, leased or operated by any Loan Party, its Subsidiaries or a respective predecessor in interest or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party, its Subsidiaries or any respective predecessor in interest, which in any case of the foregoing could reasonably be expected to have a Material Adverse Effect; (iv) there are no pending or threatened Environmental Claims against, or Environmental Liability of, any Loan Party, its Subsidiaries or any respective predecessor in interest that could reasonably be expected to have a Material Adverse Effect; (v) neither any Loan Party nor any of its Subsidiaries is performing or responsible for any Remedial Action that could reasonably be expected to have a Material Adverse Effect; and (vi) the Loan Parties have made available to the Collateral Agent and Lenders true and complete copies of all material environmental reports, audits and investigations in the possession or control of any Loan Party or any of its Subsidiaries with respect to the operations and business of the Loan Parties and its Subsidiaries.
(r)Insurance. Each Loan Party maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance maintained by or for the benefit of each Loan Party on the Effective Date.
(s)Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance the Existing Credit Facility, (b) pay fees and expenses in connection with the transactions contemplated hereby and (c) fund general corporate and working capital purposes of the Loan Parties.
(t)Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of such Loan Party.

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(u)Intellectual Property. Except as set forth on Schedule 6.01(u) hereto, each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) hereto is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party, (ii) each work of authorship owned by each Loan Party which is not Registered Intellectual Property and which is material to the conduct of the business of the Loan Parties taken as a whole, and (iii) each material Intellectual Property Contract to which each Loan Party is bound that is material to the conduct of the business of the Loan Parties taken as a whole. To the knowledge of each Loan Party, no trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(v)Material Contracts. Set forth on Schedule 6.01(v) hereto is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms (except to the extent such Material Contract has been replaced with a new Material Contract containing terms no less favorable to the Loan Parties than the Material Contract so replaced, in which case the representations contained herein shall apply to such replacement Material Contract), (ii) has not been otherwise amended or modified, except for amendments or modifications that could not reasonably be expected to be adverse to the interests of the Loan Parties or the Agents and the Lenders in any material respect, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto, except to the extent that any such default could not reasonably be expected to be adverse to the interests of the Loan Parties or the Agents and the Lenders in any material respect.
(w)Investment Company Act. None of the Loan Parties is (i) an “investment company”, “affiliated person”, “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirements of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.
(x)Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, in each case to the extent that such termination, cancellation, limitation, modification or change could not reasonably be expected to result in a Material Adverse Effect; and to the knowledge of the Loan Parties, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.
(y)Credit Card Agreements. Set forth in Schedule 6.01(y) hereto is a correct and complete list of (i) all of the Credit Card Agreements existing as of the Effective Date between and/or among any Loan Party, any of its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, and (ii) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for each Loan Party to operate its business as presently conducted with respect to credit cards and debit cards. To the knowledge of each Loan Party, no default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred

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and is continuing. Each Loan Party and, to each Loan Party’s knowledge, the other parties thereto, have complied in all material respects with the terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive all payments thereunder.
(z)Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof, any of their respective directors, officers, or employees, shareholders or owners, nor, to the knowledge of any Loan Party, any of their respective agents or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country, (iii) conducts any business with or for the benefit of any Sanctioned Person, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws and Anti-Money Laundering Law. Each Loan Party and each Subsidiary is in compliance with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party and each Affiliate, officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA PATRIOT Act. In addition, no Loan Party or any Subsidiary is engaged in any kind of activities or business of or with any Person or in any country or territory that is subject to any sanctions administered by OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations. This clause (z) shall not apply (i) to any Loan Party to which the Council Regulation (EC) 2271/1996 applies in so far as it would result in a violation of or conflict with any provision of Council Regulation (EC) 2271/1996 and (ii) to any Loan Party, in each case, to which any other anti-boycott statute applies in so far as it would result in a violation of or conflict with any provision of such other anti-boycott statute, including section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).
(aa)Anti-Bribery and Corruption.
(i)Neither any Loan Party nor, to the knowledge of any Loan Party, any director, officer, employee or any other Person acting on behalf of any Loan Party, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including, without limitation, any employee, official or other Person acting on behalf of any Governmental Authority, or otherwise engaged in any activity that may violate any Anti-Corruption Law.
(ii)Neither any Loan Party nor, to the knowledge of any Loan Party, any director, officer, employee or any other Person acting on behalf of any Loan Party, has engaged in any activity that would breach any Anti-Corruption Laws.
(iii)To each Loan Party’s knowledge and belief, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(iv)The Loan Parties will not directly or indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Bribery and Corruption Laws.

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(ab)Technology Security Systems.
(i)Each Loan Party and each of its Subsidiaries has implemented and maintains commercially reasonable administrative, physical, and technical security measures and procedures designed to protect the confidentiality, integrity, and security of (A) its computers, computer systems, servers, hardware, software, websites, databases, networks, and all other information technology equipment and systems, including any hosted locations and other outsourced systems and processes (all of the foregoing in this clause (A), “Loan Party Systems”) and (B) all individually identifiable information, including protected health information and other sensitive and confidential information, accessed, collected, used, processed, stored, transferred or disclosed by or on behalf of any Loan Party or any Subsidiary of any Loan Party (all such data and information referred to in this clause (B), “Loan Party Data”), in all cases including from theft, destruction, corruption, loss or unauthorized use, access, interruption, deletion, alteration or modification by any Person. All Loan Party Systems are operational and have adequate backups and disaster recovery arrangements that are at least reasonable and at least consistent with, as protective as, and no less rigorous than, industry standards for companies and businesses of similar size in similar industries. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries (x) maintains applicable equipment and software in physically secure premises, (y) utilizes industry-accepted virus and intrusion checking software and firewalls, and (z) limits access to Loan Party Data to only those employees and agents who need such access for the conduct of the business of the Loan Parties and their Subsidiaries.
(ii)To the knowledge of the Loan Parties, no Loan Party or any Subsidiary of any Loan Party has experienced any (A) material security incidents, data breaches, intrusions or unauthorized access, use or compromise of any of the Loan Party Systems, (B) material unauthorized collection, access, use, processing, loss, compromise, interruption, deletion, modification or disclosure of any Loan Party Data or trade secrets of any Loan Party or any Subsidiary of any Loan Party or (C) material cyber, social engineering, spoofing, phishing, ransom, viral or other attack, theft or intrusion that that has allowed an unauthorized Person to access, copy, encrypt or otherwise use any Loan Party Data (all of the foregoing clauses (A), (B) and (C), “Security Breaches”). Each Loan Party and each of its Subsidiaries is in material compliance with all Requirements of Laws regarding the privacy or security of all Loan Party Data. No Loan Party or any Subsidiary of any Loan Party has received or is aware of any notice, allegation, complaint or other communication, and to the knowledge of the Loan Parties there is no pending investigation by any Governmental Authority or other Person regarding any actual or possible violation of any Requirements of Laws regarding the privacy or security of any Loan Party Data.
(ac)Full Disclosure.
(i)Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

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(ii)Projections have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not be aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.
(ad)Centre of Main Interests and Establishments. With respect to each English Loan Party, Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the jurisdiction in which it was incorporated and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
(ae)Pensions. Any pension schemes of Sparks UK are funded to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.
(af)DAC6. No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets any hallmark set out in DAC6.
(ag)English Security Documents. Subject to the Legal Reservations, the English Security Documents create in favor of the Collateral Agent, as trustee for the Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Under the law of each Loan Party’s jurisdiction of incorporation it is not necessary that any Loan Documents be filed, recorded or enrolled with any court, public authority or governmental agency in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the English Security Documents or the transactions contemplated by the English Security Documents, except (A) a section 859D statement of particulars and a certified copy of the English Debenture must be delivered (together with any relevant fees in respect of each registration form for the relevant English Loan Party) to the Registrar of Companies in accordance with section 859A of the Companies Act 2006; (B) if applicable, registration of particulars of the English Debenture at the Trade Marks Registry at the Patent Office in England and Wales and payment of any associated fees; and (C) if applicable, any mortgages over land expressed to be created by the English Debenture must be registered in relation to any registered land from time to time, at the relevant office of HM Land Registry in England and Wales and in relation to any unregistered land from time to time, at the Land Charges Registry in England and Wales (together with any relevant fees in respect of any such registrations).
Article VII

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS
Section 1.01Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party (or in the case of clause (a), any delivery by the Administrative Borrower on behalf of the Loan Parties) will, unless the Required Lenders shall otherwise consent in writing:
(a)Reporting Requirements. Furnish to each Agent and each Lender:
(i)as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, (1) internally prepared consolidated income

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statements and statements of cash balances as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and substantially in the form delivered to the Agents prior to the Effective Date and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (2) a report of key performance indicators during such fiscal month for the business of the Parent and its Subsidiaries, substantially in the form delivered to the Agents prior to the Effective Date;
(ii)as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;
(iii)as soon as available, and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of nationally or regionally recognized standing selected by the Parent and reasonably satisfactory to the Agents (it being understood and agreed that BDO USA LLP is acceptable to the Agents) (which report and opinion shall not include (1) any qualification, exception or explanatory paragraph expressing substantial doubt about the ability of the Parent or any of its Subsidiaries to continue as a going concern or any qualification or exception as to the scope of such audit or (2) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03);
(iv)simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), a Compliance Certificate:
(A)stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

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(B)in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a management discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and
(C)in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by (or on behalf of) any Loan Party (which insurance coverage meets the requirements set forth in Section 7.01), together with such other related documents and information as the Administrative Agent may reasonably require, (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and (3) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;
(v)[reserved];
(vi)as soon as available and in any event not later than 60 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Agents, for such Fiscal Year for the Parent and its Subsidiaries, and (B) certifying that the representations and warranties set forth in Section 6.01(cc)(ii) are true and correct with respect to the Projections;
(vii)promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;
(viii)as soon as possible, and in any event within five (5) days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;
(ix)as soon as possible and in any event: (A) within five days after the occurrence of any material ERISA Event, notice of such ERISA Event (in reasonable detail), (B) within three days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (C) within ten days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan, (D) within three days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA, and (E) within ten days after any Loan Party sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;
(x)promptly after the commencement thereof but in any event not later than five days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

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(xi)as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;
(xii)as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;
(xiii)[reserved];
(xiv)promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange, and (B) the receipt thereof, a copy of any material notice any Loan Party receives from any holder of its Indebtedness;
(xv)promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;
(xvi)promptly upon request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers’ compliance with Section 7.02(r);
(xvii)simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents;
(xviii)all Security Breaches, all investigations by a Governmental Authority or other Person regarding an actual or possible material violation of any Applicable Laws regarding the privacy or security of any Loan Party Data, and all notices, allegations, complaints, and other communications relating to any of the foregoing; and
(xix)promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party (including, without limitation, any Environmental, Social, and Corporate Governance information) as any Agent may from time to time may reasonably request.
(b)Additional Borrowers, Guarantors and Collateral Security. Cause:
(i)each Subsidiary of any Loan Party not in existence on the Effective Date (other than an Excluded Subsidiary), to execute and deliver to the Collateral Agent promptly and in any event within forty-five (45) days (or such longer period as the Agent may permit in its sole discretion) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the relevant Security Agreement and Foreign Security Document, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the relevant Security Agreement and Foreign Security Document, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and

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such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and
(ii)each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within forty-five (45) days (or such longer period as the Agent may permit in its sole discretion) after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement) and/or applicable Foreign Security Document, together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent.
Notwithstanding the foregoing, no Excluded Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above).
(c)Compliance with Laws; Payment of Taxes.
(i)Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).
(ii)Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except (i) unpaid Taxes in an aggregate amount at any one time not in excess of $250,000, and (ii) Taxes contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
(d)Preservation of Existence, Etc. Except as otherwise provided herein, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
(e)Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.
(f)Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at reasonable times during normal business hours, and so long as no Event of Default has occurred and is continuing, upon reasonable advance notice to the Loan Parties (not less than ten (10) Business Days), to examine and make copies of and abstracts from its records and books of account, to examine and make copies of the Loan Party Systems and Loan Party Data, and make copies thereof or abstracts therefrom, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such

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Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f). Notwithstanding anything herein to the contrary, neither Agent nor any of its agents or representatives may exercise the rights of visitation or inspection hereunder with respect to any property of any Loan Party or any of its Subsidiaries until such Loan Party or such Subsidiary, as applicable, has reopened such property from COVID-19 safety closures, and thereafter,Agent or its agents and representatives shall only conduct such visits or inspections in accordance with (A) applicable Requirements of Law, including, for the avoidance of doubt, any guidelines published by the Centers for Disease Control and Prevention and (B) the reasonable safety and health policies and/or procedures maintained at such time by such Loan Party or such Subsidiary, as applicable to the extent that such health policies and/or procedures are not maintained by such Person in order to circumvent the requirements of this Section 7.01(f).
(g)Maintenance of Properties, Etc.
(i)Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.
(ii)Each Loan Party shall, and shall cause its Subsidiaries to, (A) maintain adequate administrative, physical, and technical security measures and procedures to protect the confidentiality, integrity, and security of the Loan Party Systems and the Loan Party Data in all material respects, in all cases including from theft, corruption, loss or unauthorized use, access, interruption, deletion, or modification by any Person, and (B) keep all Loan Party Systems operational and maintain adequate backups and disaster recovery arrangements that are at least reasonable and at least consistent with, as protective as, and no less rigorous than, industry standards for companies and businesses of similar size in similar industries. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause its Subsidiaries to, (x) maintain applicable equipment and software in physically secure premises, (y) utilize industry-accepted virus and intrusion checking software and firewalls, and (z) limit access to Loan Party Data to only those employees and agents who need such access for the conduct of the business of the Loan Parties and their Subsidiaries.
(h)Maintenance of Insurance.
(i)Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (ii) required by any Requirements of Law, (iii) required by any Material Contract and (iv) in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of

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insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the lender’s loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (ten days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(ii)To the extent no Event of Default has occurred and is continuing, if any Agent shall receive, by virtue of such Agent having been a loss payee with respect to an insurance policy maintained by a Loan Party or any of its Subsidiaries, such Agent shall receive such payment for the benefit of the applicable Loan Party or Subsidiary and shall promptly deliver such payment to such Loan Party or Subsidiary.
(i)Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, governmental or regulatory licenses, authorizations, approvals, entitlements and accreditations, in each case that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.
(j)Environmental.
(i)Keep the Collateral free of any Environmental Lien;
(ii)Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except to the extent the failure to so obtain, maintain, preserve or comply could not reasonably be expected to have a Material Adverse Effect;
(iii)Take all commercially reasonable steps to prevent any Release or threatened Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, in, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;
(iv)Provide the Collateral Agent with written notice within ten (10) days of any of the following: (A) discovery of any Release of a Hazardous Material or environmental condition at, in, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in a Material Adverse Effect; (B) notice that an Environmental Lien has been filed against any Collateral; or (C) an Environmental Claim or Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect; and provide such reports, documents and information as the Collateral Agent may reasonably request from time to time with respect to any of the foregoing.

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(k)Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).
(l)Landlord Waivers; Collateral Access Agreements. Obtain a written subordination or waiver or collateral access agreement, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent, with respect to (i) each headquarters location of each Loan Party and (ii) each other location where any Collateral with a book value in excess of $1,000,000 (when aggregated with all other Collateral at the same location) is stored or maintained, in each case, if such location is not owned by a Loan Party; provided, that such subordination or waiver or collateral access agreement shall not be required with such to any such location if the Collateral Agent is reasonably satisfied that such subordination or waiver or collateral access agreement will not be obtained after the Loan Parties have use commercially reasonable efforts to obtain the same.
(m)After-Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $1,000,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).
(n)Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.
(i)Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws and Anti-Money Laundering Laws.
(ii)Comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. This clause (n)(ii) shall not apply (i) to any Loan Party to which the Council Regulation (EC) 2271/1996 applies in so far as it would result in a violation of or conflict with any provision of Council Regulation (EC) 2271/1996 and (ii) to any Loan Party, in each case, to which any other anti-boycott statute applies in so far as it would result in a violation of or conflict with any provision of such other anti-boycott statute, including section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).
(iii)Neither Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee or any Person acting on behalf of any Loan Party will engage in any activity that would breach any Anti-Corruption Law.
(iv)Promptly notify the Administrative Agent of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law. This clause (n)(iv) shall not apply (i) to any Loan Party to which the Council Regulation (EC) 2271/1996 applies in so far as it would result in a violation of or conflict with any provision of Council Regulation (EC) 2271/1996 and (ii) to any Loan Party, in each case, to which any other anti-boycott statute applies in so far as it would result in a violation of or conflict with any provision of such other anti-boycott statute, including section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) in connection with the German Foreign Trade Law (Außenwirtschaftsgesetz)).

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(v)Not directly or indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.
(vi)Each Loan Party and Affiliate, officer, employee or director, acting on behalf of the Loan Party is (and will take no action which would result in any such Person not being) in compliance with (A) all applicable OFAC rules and regulations, (B) all applicable United States of America, United Kingdom, United Nations, European Union, German, Canadian, Australian and all other reasonable internationally respected national autonomous sanctions, embargos and trade restrictions and (C) all applicable provisions of the USA PATRIOT Act. In addition, none of the activities or business of any Loan Party includes any kind of activities or business of or with any Person or in any country or territory that is subject to any Sanctions.
(vii)In order to comply with the “know your customer/borrower” requirements of the Anti-Money Laundering Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with Anti-Money Laundering Laws.
(o)Lender Meetings. (i) Participate in telephonic meetings with the Agents and the Lenders not less frequently than monthly and (ii) to the extent requested by any Agent or the Required Lenders and agreed to by the Administrative Borrower, participate in a physical meeting with the Agents and the Lenders at the Borrowers’ corporate offices at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders.
(p)Credit Card Agreements. Each of the Loan Parties shall: (a) observe and perform in all material respects all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a material default under or material breach of any of the terms of any of the Credit Card Agreements; (c) cause all of the monies due and to become due to the Loan Parties under the Credit Card Agreements to be transferred directly into a Cash Management Account subject to a Control Agreement; (d not enter into any new Credit Card Agreements with any new Credit Card Issuer or Credit Card Processor or modify or amend any of the existing Credit Card Agreement, if such new agreement, modification or amendment gives the Credit Card Issuer or Credit Card Processor party thereto greater rights to set-off against amounts otherwise payable to such Loan Party or greater rights to cease or suspend payments to such Loan Party; and (e) furnish to the Agents, promptly upon the request of any Agent, such information and evidence as any Agent may reasonably require from time to time concerning the observance, performance and compliance by such Loan Party or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.
(q)Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document (including, without limitation, upon the occurrence of an Event of Default, causing each Credit Card Issuer and Credit Card Processor to direct all payments (due to any Loan Party) of all credit card charges submitted by any Loan Party to such Credit Card Issuer and Credit Card Processor to the Cash Management Accounts). In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect

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thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.
(r)Pensions. Each English Loan Party shall ensure that all pension schemes operated by or maintained for the benefit of any English Loan Party and/or any of their employees are funded to the extent required by law or otherwise comply with the requirements or any law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.
(s)PSC Regime. With respect to each English Loan Party whose shares are subject to Collateral, each such English Loan Party shall: (i) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Collateral and (ii) promptly provide the Administrative Agent with a copy of that notice.
(t)DAC6. The Borrowers shall supply to the Administrative Agent (in sufficient copies for all of the Lenders, if the Administrative Agent so requests):

(i)promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Loan Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Loan Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any Subsidiary or by any adviser to any such Subsidiary in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).
Section 1.02Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:
(a)Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.
(b)Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.
(c)Fundamental Changes; Dispositions.
(i)Wind up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that (x) any wholly-owned

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Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least ten (10) days’ prior written notice of such merger, consolidation or amalgamation accompanied by drafts of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, drafts of the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation, and (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the applicable Foreign Security Documents (to the extent required pursuant to Section 7.01(b)), as applicable, and the Equity Interests of such Subsidiary is the subject of a Security Agreement and/or a Foreign Security Documents, as applicable, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation and (y) the Parent may reincorporate and/or reorganize under the laws of the United States or any state thereof so long as (A) the Parent gives the Agents at least ten (10) days’ prior written notice of such reincorporation or reorganization, accompanied by drafts of all material agreements, documents and instruments relating to such reincorporation or reorganization, (B) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (C) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such reincorporation or reorganization, (D) the reincorporated or reorganized Parent is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the applicable Foreign Security Documents, as applicable, in each case, which is in full force and effect on the date of and immediately after giving effect to such reincorporation or reorganization, and (E) the Lenders shall have received an opinion of counsel to the reincorporated or reorganized Parent as to such matters as the Agents may reasonably request; and
(ii)Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.
(d)Change in Nature of Business.
(i)Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).
(ii)Permit the Parent to have any material liabilities (other than liabilities arising under the Loan Documents and liabilities under the Zoosk Acquisition Agreement, including the Deferred Merger Payment), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries); provided that Parent may engage in those activities that are incidental to (A) the maintenance of its existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing or following activities, (C) the performance of obligations under and compliance with its Governing Documents or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries and (D) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable.
(e)Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.
(f)Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

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(g)Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year to exceed $4,500,000 in the aggregate; provided, however, that the amount of Capital Expenditures permitted to be made in any Fiscal Year may be increased as follows: if the amount of the Capital Expenditures permitted to be made in any Fiscal Year is greater than the actual amount of the Capital Expenditures actually made in such Fiscal Year (the amount by which such permitted Capital Expenditures for such Fiscal Year exceeds the actual amount of Capital Expenditures for such period, the “Excess Amount”), then up to 100% of such Excess Amount (such amount, the “Carry-Over Amount”) may be carried forward to the next succeeding fiscal period (the “Succeeding Fiscal Period”); provided that (A) the Carry-Over Amount applicable to a particular Succeeding Fiscal Period may not be carried forward to another fiscal period, and (B) the Carry-Over Amount with respect to software delivery expenditures shall not in any event exceed $500,000. Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period shall be deemed to reduce first, the amount set forth in the table above for such Fiscal Year and then, the Carry-Over Amount.
(h)Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.
(i)Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.
(j)Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.
(k)Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
(A)this Agreement and the other Loan Documents;
(B)any agreement in effect on the date of this Agreement and described on Schedule 7.02(k) hereto, or any extension, replacement or continuation of any such agreement; provided that, any such encumbrance or restriction contained in such extended, replaced or

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continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;
(C)any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);
(D)in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset, sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;
(E)customary restrictions on dispositions of real property interests in reciprocal easement agreements;
(F)customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or
(G)customary restrictions in contracts that prohibit the assignment of such contract.
(l)Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition, provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.
(m)Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.
(i)Except for the Deferred Merger Payment, amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;
(ii)except for the Obligations and the Deferred Merger Payment, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance,

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sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;
(iii)amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, provided that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or
(iv)agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract (other than the Zoosk Acquisition Agreement) if such amendment, modification, change or waiver would be materially adverse to any Loan Party or any of its Subsidiaries or the Agents and the Lenders; or
(v)(A) make any payment of interest, fees or principal (mandatory or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value) or any other payment of the Deferred Merger Payment except if (i) immediately before and after each such payment, no Event of Default shall have occurred and be continuing, (ii) the Deferred Merger Payment Conditions are satisfied and (iii) any such payment is permitted by the Deferred Merger Payment Subordination Agreement and (B) agree to any amendment, modification or other change to or waiver of any of its rights under the Zoosk Acquisition Agreement or the Deferred Merger Payment Subordination Agreement if such amendment, modification, change or waiver would be adverse to the Agents and the Lenders or not permitted under the Deferred Merger Payment Subordination Agreement.
(n)Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
(o)ERISA. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect
(i)Cause, fail to prevent or suffer to exist, or permit any of its ERISA Affiliates to cause, fail to prevent or suffer to exist, an ERISA Event, or
(ii)Adopt, or permit any of its Subsidiaries to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law.
(p)Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials on, in, at, under or from any property owned, leased or operated by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any noncompliance that could not reasonably be expected to have a Material Adverse Effect).
(q)Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

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(r)Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws.
(i)Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or
(ii)Use, nor permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.
Section 1.03Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

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(a)Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries ending on the date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
June 30, 2022	4.50 to 1.00
September 30, 2022	4.25 to 1.00
December 31, 2022	4.25 to 1.00
March 31, 2023	4.25 to 1.00
June 30, 2023	4.25 to 1.00
September 30, 2023	3.75 to 1.00
December 31, 2023	3.75 to 1.00
March 31, 2024	3.75 to 1.00
June 30, 2024	3.75 to 1.00
September 30, 2024	3.25 to 1.00
December 31, 2024	3.25 to 1.00
March 31, 2025	3.25 to 1.00
June 30, 2025	3.25 to 1.00
September 30, 2025	2.75 to 1.00
December 31, 2025	2.75 to 1.00
March 31, 2026	2.75 to 1.00
June 30, 2026	2.75 to 1.00
September 30, 2026	2.25 to 1.00
December 31, 2026	2.25 to 1.00
(b)Marketing Efficiency Ratio. Permit the Marketing Efficiency Ratio of the Parent and its Subsidiaries at the end of each calendar quarter, commencing with the first full calendar quarter ending after the Effective Date, to be less than 1.36 to 1.00.
(c)Minimum Liquidity. Permit Liquidity to be less than $5,000,000 at any time.

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Article VIII

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS
Section 1.01Cash Management Arrangements.
(a)The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 hereto (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party and remittances on credit card sales) into a Cash Management Account.
(b)Within sixty (60) days after the Effective Date (or such later date agreed to by the Collateral Agent in its sole discretion), the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement (or equivalent documentation to the extent required under any applicable Foreign Security Document for accounts located outside the U.S.) with respect to such Cash Management Account. From and after the date that is sixty (60) days following the Effective Date (or such later date agreed to by the Collateral Agent in its sole discretion), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement (or equivalent documentation to the extent required under any applicable Foreign Security Document for accounts located outside the U.S.) in respect of each such Cash Management Account (other than Excluded Accounts).
(c)Upon the terms and subject to the conditions set forth in a Control Agreement (or equivalent documentation to the extent required under any applicable Foreign Security Document for accounts located outside the U.S.) with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent’s direction be wired each Business Day into the Administrative Agent’s Accounts, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Accounts.
(d)So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement (or equivalent documentation to the extent required under any applicable Foreign Security Document for accounts located outside the U.S.).
Article IX

EVENTS OF DEFAULT
Section 1.01Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):
(a)any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any fee or other monetary Obligation payable under this Agreement (other than any portion thereof constituting

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principal of the Loans) or any other Loan Document, and, in each case, such failure continues for a period of three (3) Business Days or (ii) all or any portion of the principal of the Loans;
(b)any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;
(c)any Loan Party shall fail to perform or comply with any covenant or agreement contained in:
(i)Section 5.02, Sections 7.01(a), 7.01(d), 7.01(h), 7.01(k), 7.02 or 7.03, or Article VIII, or any Loan Party shall fail to perform or comply with any negative covenant or agreement contained in any Security Agreement or any Foreign Security Document to which it is a party; or
(ii)Sections 7.01(b), 7.01(c), 7.01(f), 7.01(m) or 7.01(o) and such failure shall remain unremedied for ten (10) Business Days.
(d)any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for more than twenty (20) days after the earlier to occur of (i) an authorized officer of the applicable Loan Party having knowledge of the occurrence thereof or (ii) receipt by the Loan Parties of a written notice of the occurrence thereof from the Administrative Agent;
(e)the Parent or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,500,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;
(f)Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding-up, reorganization, compromise, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or relief of debtors, or seeking the entry of an order for relief or the appointment of an administrator, liquidator receiver, administrative receiver, compulsory manager, trustee, custodian or other similar official for any such Person or for any substantial part of its property or any analogous procedure or step is taken in any non-U.S. jurisdiction, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment or arrangement for the benefit of creditors or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
(g)any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, (by way of voluntary arrangement, scheme of arrangement or otherwise), compromise,

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arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of an administrator, liquidator receiver, administrative receiver, compulsory manager, trustee, custodian or other similar official for any such Person or for any substantial part of its property or any analogous procedure or step is taken in any non-U.S. jurisdiction, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of an administrator, liquidator receiver, administrative receiver, compulsory manager, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
(h)any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;
(i)any Security Agreement, any Foreign Security Document, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby which has a fair market value greater than $2,500,000;
(j)one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,500,000 in the aggregate (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment, order or settlement) shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of twenty (20) consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;
(k)the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than twenty (20) days;
(l)the indictment of any Loan Party or any senior officer thereof under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought include forfeiture to any Governmental Authority of any material portion of the Collateral;
(m)(i) there shall occur one or more ERISA Events that individually or in the aggregate results in, or could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in excess of $2,500,000, or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property or rights to property of any Loan Party or any of its ERISA Affiliates;
(n)(i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” under, and as defined in the Deferred Merger Payment Subordination Agreement or (ii) the subordination provisions of the Deferred Merger Payment Subordination Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any Junior Creditor party thereto;
(o)any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Loan Party to fund a reserve account or otherwise hold as collateral, or

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shall require any Loan Party to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Loan Party shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $10,000,000; or
(p)a Change of Control shall have occurred;
then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.
Section 1.02Cure Right. In the event that the Loan Parties fail to comply with the requirements of any financial covenant set forth in Section 7.03(a), during the period from the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter of the Parent and its Subsidiaries hereunder, the direct or indirect equity holders of Parent (and/or additional direct or indirect equity holders of Parent) shall, directly or indirectly, purchase Permitted Cure Equity for cash or make cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Borrowers, and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter (the “Cure Right”); provided that (a) such proceeds are actually received by the Borrowers no later than 10 Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03(a) for such period, (c) the Cure Right shall not be exercised more than three (3) times during the term of this Agreement, (d) the Cure Right shall not be exercised in any two consecutive fiscal quarter period of the Parent and its Subsidiaries, (e) there shall be no pro forma reduction in Indebtedness with the proceeds of the Cure Right for purposes of determining compliance with the financial covenant in Section 7.03 or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the fiscal quarter in which the Cure Right is used or subsequent periods that include such fiscal quarter, and (f) such proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(vi). If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Loan Parties are in compliance with the financial covenant set forth in Section 7.03(a), the Loan Parties shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03(a) that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03(a) and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

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Article X

AGENTS
Section 1.01Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.
Section 1.02Nature of Duties; Delegation.
(a)The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or

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on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.
(b)Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article X to the extent provided by the applicable Agent.
Section 1.03Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).
Section 1.04Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to

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all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
Section 1.05Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent and such Related Parties for and indemnify such Agent and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or such Related Party’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
Section 1.06Agents Individually. With respect to its Pro Rata Share of the Total Term Loan Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
Section 1.07Successor Agent.
(a)Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Sections 12.04 and 12.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

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Section 1.08Collateral Matters.
(a)The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Term Loans that are Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.
(b)The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Term Loan Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).
(c)Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.
(d)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof.
(e)The Agents and the Lenders hereby irrevocably authorize the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any

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Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (ii) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Agents and the Lenders shall be entitled to be, and shall be, credit bid by the Collateral Agent (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (A) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (B) each of the Agents’ and the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (C) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02), (D) the Collateral Agent, on behalf of such acquisition vehicle or vehicles, shall be authorized to issue to each of the Agents and the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Agent, any Lender or any acquisition vehicle to take any further action, and (E) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Agents and the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Agent, any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Agent and each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (B) above, each Agent and each Lender shall execute such documents and provide such information regarding such Person (and/or any designee of such Person that will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
(f)The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the

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Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
Section 1.09Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 1.10No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly, 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.
Section 1.11No Third-Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.
Section 1.12No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 1.13Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report;
(b)expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports;
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination

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will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel;
(d)agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19; and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 1.14Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.
Section 1.15[Reserved]..
Section 1.16[Reserved].
Section 1.17Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

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Section 1.18Erroneous Distribution. If all or any part of any payment or other distribution by or on behalf of any Agent to any Borrower, any Lender or any other Person is determined by such Agent in its sole discretion to have been made in error as determined by such Agent (any such payment or other distribution, an “Erroneous Distribution”), then the relevant Borrower, Lender or other Person shall forthwith on written demand (accompanied by a reasonably detailed calculation of such Erroneous Distribution) repay to such Agent the amount of such Erroneous Distribution received by such Person. Any determination by any Agent, in its sole discretion, that all or a portion of any payment or other distribution to any Borrower, any Lender or any other Person was an Erroneous Distribution shall be conclusive absent manifest error. Each Borrower, each Lender and each other potential recipient of an Erroneous Distribution hereunder waives any claim of discharge for value and any other claim of entitlement to, or in respect of, any Erroneous Distribution.
Section 1.19German Collateral.
(a)Definitions:
"German Collateral" means any Collateral governed by German law.
(b)Appointment as agent and administrator in relation to German Collateral
(i)In relation to the German Collateral, the Administrative Agent shall:
(A)hold, administer and (subject to the same having become enforceable and to the terms of this Agreement) realise any such German Collateral which is Collateral transferred or assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht-akzessorische Sicherheit) to it in its own name as trustee (treuhänderisch) for the benefit of the Secured Parties; and
(B)administer and (subject to the same having become enforceable and to the terms of this Agreement) realise in the name of and on behalf of the Secured Parties any German Collateral which is pledged (Verpfändung) to the Administrative Agent and/or any other Secured Party under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Secured Parties.
(ii)Each Secured Party which becomes a party to this Agreement ratifies and approves all acts and declarations previously done by the Administrative Agent on such Secured Party's behalf (including for the avoidance of doubt the declarations made by the Administrative Agent as representative ("offenes Geschäft für den, den es angeht")) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party in respect of the German Collateral.
(iii)Each Secured Party (other than the Administrative Agent) hereby authorizes the Administrative Agent to:
(A)accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right made to such Secured Party in relation to the Loan

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Documents and to act and execute on its behalf as its representative (Stellvertreter), subject to the terms of the Loan Documents, amendments or releases of, accessions and alterations to, and to carry out similar dealings with regard to any German Security Document which creates a pledge or any other accessory security right;
(B)act on its behalf and in its name in connection with the preparation, execution and delivery of the German Collateral and the perfection and monitoring of the German Collateral;
(C)execute on behalf of itself and each other Party where relevant without the need for any further referral to, or authority from, any other person all necessary releases or confirmations of any Collateral created under the German Collateral in relation to the disposal of any asset which is permitted under the German Collateral or consented or agreed upon in accordance with the Loan Documents; and
(D)make all statements necessary or appropriate in connection with the foregoing paragraphs.
(iv)Each of the Loan Parties and the Secured Parties hereby release the Administrative Agent from the restrictions pursuant to section 181 of the German Civil Code and similar restrictions under any applicable law, in each case to the extent legally possible for such Loan Party or Secured Party. Any Loan Party or Secured Party prevented by applicable law or its constitutional documents to grant the release from the restrictions pursuant to section 181 German Civil Code shall notify the Administrative Agent without undue delay.
(c)Parallel Debt
(i)With regard to the Parallel Debt and any German Collateral, any transfer made under this Agreement by way of novation shall be construed under German law as a transfer and assignment by way of assumption of contract (Vertragsübernahme) and shall not entail under German law a Schuldumschaffung of (or have the effect of a Schuldumschaffung on) the Parallel Debt.
"Parallel Debt" has the meaning given to that term in paragraph (c) (Parallel Debt) of this Section 10.19.
"Parallel Debt Creditor" means the Administrative Agent in its capacity as creditor of the Parallel Debt under and as defined in this paragraph (c) (Parallel Debt) of this Section 10.19.
(ii)Subject to any limitations relating to any (i) guarantee given by a Loan Party (including as specified in Article 11 (Guaranty) or (ii) any corresponding guarantee in any Loan Documents), each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due and payable.
(iii)Each Loan Party and the Administrative Agent acknowledges that the obligations of each Loan Party under paragraph (c)(ii) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its "Corresponding Debt"), nor shall it constitute the Collateral Agent and any Secured Party as joint creditors of any Corresponding Debt, nor shall the amounts for which each

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Loan Party is liable under paragraph (c)(ii) (its "Parallel Debt") be limited or affected in any way by its Corresponding Debt provided that:
(A)the Parallel Debt of each Loan Party shall be decreased and the Collateral Agent shall not demand payment to the extent that its Corresponding Debt has been paid or (in the case of guarantee obligations) discharged; and
(B)the Corresponding Debt of each Loan Party shall be decreased and the Collateral Agent shall not demand payment to the extent that its Parallel Debt has been paid or (in the case of guarantee obligations) discharged.
(iv)For the purposes of this paragraph (c) of Section 10.19, the Administrative Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust and instead shall be owed to it in its individual capacity. The Collateral granted under the German Security Agreements to the Administrative Agent to secure the Parallel Debt is granted to the Administrative Agent in its capacity as Parallel Debt Creditor and shall not be held on trust.
(v)All moneys received or recovered by the Administrative Agent pursuant to this paragraph (c) of Section 10.19, and all amounts received or recovered by the Administrative Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.
Article XI

GUARANTY
Section 1.01Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.
Section 1.02Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:
(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

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(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;
(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;
(d)the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;
(e)any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or
(f)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
Section 1.03Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
Section 1.04Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.
Section 1.05Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract,

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statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred; provided, however, that such claims, remedies and rights of any Guarantor shall remain waived and released at any time the Collateral Agent or any of the other Secured Parties (with or through their designees) have acquired all or any portion of the Collateral by credit bid, strict foreclosure or through any other exercise of remedies available to the Collateral Agent or the other Secured Parties pursuant to this Agreement or any other Loan Document. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
Section 1.06Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 11.06.

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Article XII

MISCELLANEOUS
Section 1.01Notices, Etc.
(a)Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):
if to any Loan Party, to it c/o the Administrative Borrower at the following address:

Spark Networks, Inc.
3400 N. Ashton Boulevard, Suite 175
Lehi, UT 84043
Attention: David Clark
Email: david.clark@spark.net

with a copy to:

Morrison & Foerster LLP
425 Market Street,
San Francisco, CA 94105
Attention: Dario D. Avram, Esq., Eric H. Min, Esq.
Telephone: 415-268-7000
Telecopier: 415-268-7522
Email: darioavram@mofo.com; ericmin@mofo.com

if to any Agent, to it at the following address:
MGG Investment Group LP
One Penn Plaza, 53rd Floor
New York, New York 10119
Attention: Kevin F. Griffin
Telephone: 212-356-6100
Email: creditagreementnotices@mgginv.com

in each case, with a copy to:

Proskauer Rose LLP
11 Times Square
New York, New York 10036
Attention:	Frederic L. Ragucci, Esq.
Telephone:	212-969-3000
Telecopier:	212-969-2900
Email:	fragucci@proskauer.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not

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given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further, that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.
(b)Electronic Communications.
(i)Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Section 1.02Amendments, Etc.
    No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), with a copy provided to the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:
(i)increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;
(ii)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;
(iii)amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;
(iv)release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or

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(v)amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.
(b)Notwithstanding anything to the contrary in Section 12.02(a):
(i)no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;
(ii)any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Equity Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;
(iii)any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver, or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a “Collateral Document”) may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect, or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Administrative Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof;
(iv)no consent of any Loan Party shall be required to change any order of priority set forth in Sections 2.05(d) and Section 4.03; and
(v)[reserved]; and
(vi)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender).
(c)If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least five Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights

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and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.
Section 1.03No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
Section 1.04Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest, (k) any Environmental Lien, (l) the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents. Notwithstanding the foregoing, the reimbursement obligations herein are subject to any limits on reimbursement otherwise in this Agreement.
Section 1.05Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or

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such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.
Section 1.06Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 1.07Assignments and Participations.
(a)This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.
(b)Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:
(i)all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Collateral Agent, provided, however, that no written consent of either Agent shall be required (1) in connection with any assignment by any Lender to any Agent or any Lender, any Affiliate of any Agent or any Lender or any Related Fund of any Agent or any Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of any Lender.
(c)Assignments shall be subject to the following additional conditions:
(i)Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by any Lender to (A) any Agent or any Lender, any Affiliate of any Agent or any Lender or any Related Fund of any Agent or any Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof); and
(ii)The parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000

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(except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and
(iii)No such assignment shall be made to (A) any Loan Party, any holder of Equity Interests of any Loan Party or any of their respective Affiliates, or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(d)Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(e)By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(f)The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall

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accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.
(h)A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).
(i)If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(j)Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).
(k)Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Sections 2.09 and 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.
(l)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation,

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by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.
Section 1.08Counterparts; Electronic Execution.
(a)This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
(b)The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Acceptance shall be deemed to include electronic signatures or electronic records each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signature in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 1.09GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 1.10CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.
(a)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT

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ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(b)Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.
(c)Each Loan Party hereby irrevocably appoints Corporation Service Company (CSC) (the “Process Agent”), with an office on the date hereof at 251 Little Falls Drive. Wilmington, Delaware 19808 as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Foreign Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such Foreign Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.
Section 1.11WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
Section 1.12Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

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Section 1.13No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
Section 1.14Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.
Section 1.15Indemnification; Limitation of Liability for Certain Damages.
(a)In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(c)No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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(d)The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.
Section 1.16Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
Section 1.17Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07.
Section 1.18Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

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For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
Section 1.19Confidentiality. Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below) (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19 or is subject to other customary confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.19); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties; or (ix) with the consent of the Administrative Borrower. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Nothing in any Loan Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Loan Documents or any transaction carried out in connection with any transaction contemplated by the Loan Documents to become an arrangement as described in Part II A 1 of Annex IV of Directive 2011/16/EU.
Section 1.20Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

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Section 1.21Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
Section 1.22USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.
Section 1.23Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Accounts in New York in immediately available funds. To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Accounts in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of Dollars in New York due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency. If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.
Section 1.24Waiver of Immunity. To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations. Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.
Section 1.25English Language. This Agreement and each other Loan Document have been negotiated and executed in English. All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof. The English version of any such document shall control the meaning of the matters set forth herein.
Section 1.26Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement

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or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 1.27German Limitation Language.

(a)If a Guarantor is established as a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) or a limited partnership (GmbH & Co. KG) with a limited liability company (GmbH) as personally liable partner (persönlich haftender Gesellschafter) (“PLP”) in Germany and guarantees obligations or liabilities (including guarantees, letters of credit or similar instruments) of any of its affiliated companies (verbundene Unternehmen) within the meaning of section 15ff. German Stock Corporation Act (Aktiengesetz) that is not a direct or indirect subsidiary of the Guarantor or its PLP, the Loan Parties agree to enforce the Guaranty against the relevant Guarantor or its PLP only to the extent that the enforcement of this Guaranty will not:
(i)result in a negative balance (Unterbilanz) for the Guarantor or its PLP, thus reducing the Net Assets (Reinvermögen) of the Guarantor or its PLP to an amount less than its registered share capital (Stammkapital), or
(ii)if the Net Assets of the Guarantor or its PLP were already less than the registered share capital, result in its Net Assets (Reinvermögen) being further reduced (Vertiefung einer Unterbilanz), and thus constitutes a violation of the German capital maintenance rules pursuant to sections 30 and 31 German Limited Liability Companies Act (GmbHG).
(b)For the purposes of Section 12.27 “Net Assets” (Reinvermögen) means the assets calculated on the basis of the balance sheet items listed in sections 266 para. 2 A, B (in deviation from section 272 para. 1 German Commercial Code (HGB) including not yet called outstanding contributions (nicht eingeforderte ausstehende Einlagen)), C, D and E German Commercial Code (HGB) (including any valuable (werthaltiger) receivable for compensation of losses (Verlustausgleichsanspruch), provided

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not taken into account anyway in one of the above balance sheet items) less all liabilities listed in section 266 para. 3 B, C, D and E German Commercial Code (HGB) (but without taking reserves and liabilities in connection with the Guaranty into account) and less such amounts being subject to a distribution barrier (Ausschüttungssperre) pursuant to section 268 para. 8 German Commercial Code (HGB), or pursuant to section 253 para. 6 German Commercial Code (HGB) or pursuant to section 272 para. 5 German Commercial Code (HGB), the following balance sheet items in any event to be disregarded:
(i)the amount of any increase of the stated share capital (Erhöhungen des Stammkapitals) that has been effected after the date the German Guarantor or PLP became a Guarantor without the prior written consent of the Lenders, unless this capital increase was not made from the reserves (Rücklagen);
(ii)existing liabilities/financial liabilities not permitted pursuant to the Loan Documents;
(iii)liabilities of the Guarantor or its PLP owed to any member of the Group to the extent these liabilities can be set-off by the Guarantor or its PLP; and
(iv)liabilities of the Guarantor or its PLP to the extent that such liabilities are subordinated pursuant to section 39 para. 1 no 5 or section 39 para. 2 German Insolvency Code (Insolvenzordnung (InsO)).
Unless deviations are required by mandatory law, the relevant Net Assets are to be determined in accordance with generally accepted accounting principles observing the accounting principles applied in the previous years for the creation of the non-consolidated financial statement.
(c)The enforcement of the Guaranty pursuant to Section 12.27(a) will only be excluded if and to the extent that no later than fifteen (15) Business Days following a written notice of the Agent to enforce the Guaranty (the “Enforcement Notice”), the managing directors of the respective Guarantor or its PLP have submitted to the Agent an updated balance sheet of the respective Guarantor or its PLP derived from the latest annual financial statement together with a detailed written calculation by the respective Guarantors (the “Management Calculation”) confirming to their best knowledge to what extent the enforcement of this Guaranty causes the Net Assets of the Guarantor or its PLP (i) to be less than its registered share capital or (ii) to fall even lower than the already existing negative balance.
(d)The Agent is entitled to enforce the Guaranty against the respective Guarantor or its PLP in such an amount that is undisputed according to the Management Calculation and the respective Guarantor or its PLP is obliged to pay such undisputed amount to the Agent.
With regard to the disputed amount, the respective Guarantor or its PLP must submit to the Agent within thirty (30) Business Days after the Agent has partly or totally rejected the calculation in the Management Calculation in written form or via email a determination prepared by auditors of international standard and reputation (or otherwise accepted by the Agent) appointed (in coordination with the Agent) by and at the costs of the Guarantor confirming to what extent the enforcement of this Guaranty is permissible pursuant to Section 12.27(a) and Section 12.27(b) (the “Auditors’ Determination”). The calculation of the Auditors’ Determination is final and binding upon the parties, except for obvious mistakes. If the Auditors’ Determination is not be submitted within the stipulated time period, the Agent is initially (and subject to Section 12.27(e)) entitled to enforce the Guaranty against the Guarantor or its PLP in full.
(e)If the Agent has enforced and realized the Guaranty without limitation because the Management Calculation and/or the Auditors’ Determination (as the case may be) was not delivered within the relevant time, the Agent will repay to the Guarantor or its PLP at the request of the Guarantor any amount which according to the Management Calculation and/or the Auditors’ Determination (as the

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case may be) has been enforced in excess, provided, however, that all costs and expenses incurred by the Agent and or the Lenders in connection with the enforcement of the Guaranty shall be deducted from such repayment amount. This does not apply if the Auditors’ Determination has not been submitted to the Agent within a further period of twenty (20) Business Days following the enforcement of the Guaranty.
If according to the Auditors’ Determination the Guaranty could have been enforced against the respective Guarantor or its PLP in a higher amount the Agent is entitled to enforce the Guaranty in such amount.
(f)The Agent will not enforce the Guaranty if at the time of such enforcement it is foreseeable that all enforcement proceeds will have to be repaid to the respective Guarantor or its PLP pursuant to Section 12.27(e).
(g)The restrictions pursuant to Section 12.27(a) above do not apply to the extent that:
(i)the Guaranty is enforced against the respective Guarantor or its PLP with regard to an amount that the respective Guarantor or its PLP or any of the Guarantor’s or its PLP’s subsidiaries has utilised as Borrower under this Agreement; or
(ii)the Guaranty is granted (i) in relation to amounts (not yet repaid) being on-lent or otherwise passed on to the respective Guarantor or its PLP or its subsidiaries or otherwise be used for their purposes or (ii) in relation to liabilities deriving from letters of credit (Avale) issued in order to secure liabilities of the respective Guarantor or its PLP or its/their subsidiaries. The same applies if the Guaranty is granted (i) in relation to amounts used for refinancing of amounts being on-lent or otherwise passed on to the respective Guarantor or its PLP or its subsidiaries or otherwise be used for their purposes now and in the future or (ii) in relation to financial liabilities made available under or in connection with thie Agreement in order to cash-collaterise or counter-secure continuing letters of credit already issued in order to secure liabilities of the respective Guarantor or its PLP or its/their subsidiaries. The Guarantor bears the burden of proof (e.g. by providing respective actual accounts of the Guarantor) that the relevant amounts have not been passed on or that the letters of credit (Avale) do not secure the aforementioned liabilities; or
(iii)insolvency proceedings against the respective Guarantor’s assets are opened, unless the German Federal Court of Justice (Bundesgerichtshof) has confirmed that section 30 German Limited Liability Companies Act (GmbHG) remains applicable in such event; or
(iv)according to statutory law or according to case law of a (binding decision of one) higher regional court (Oberlandesgericht) (to the extent there is no opposing binding decision of another higher regional court (Oberlandesgericht)) or the German Federal Court of Justice (Bundesgerichtshof) the restrictions pursuant to Section 12.27(a) are not or are no longer necessary in order to protect the managing directors of the respective Guarantor or its PLP from personal liability resulting from the enforcement of this Guaranty and an associated violation of the provisions of sections 30, 31 German Limited Liability Companies Act (GmbHG), in particular pursuant to section 43 para. 3 German Limited Liability Companies Act (GmbHG).
(h)Furthermore, the restrictions pursuant to Section 12.27(a) do not apply if the Guarantor or its PLP concerned is or was a dependent (abhängig) and/or profit pooling (gewinnabführend) company subject to a domination and/or a profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) on the date on which the Enforcement Notice was received by the respective Guarantor. The preceding sentence shall not apply if, at the time of enforcement of the Guaranty, a (binding decision of one) higher regional court (Oberlandesgericht) (to the extent there is no opposing binding decision of another higher regional court (Oberlandesgericht)) or the German Federal Court of Justice (Bundesgerichtshof) has decided that it is required for the respective Guarantor or its PLP to have a valuable (werthaltiger) receivables for compensation of losses (Verlustausgleichsanspruch) against the respective company in order to avoid a violation of the provisions of section 30, 31 German Limited Liability Companies Act (GmbHG) and the respective

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Guarantor or its PLP declares to the Agent in form and substance reasonably satisfactory to the Agent that no valuable (werthaltiger) receivables for compensation of losses (Verlustausgleichsanspruch) exists.
(i)The restrictions set out in this Section 12.27 do not limit the Agent’s right to enforce the Guaranty again at a later date under the terms of this Section 12.27.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

SPARK NETWORKS SE
By:
Name:
Title:

SPARK NETWORKS, INC.
By:
Name:
Title:

ZOOSK, INC.
By:
Name:
Title:
GUARANTORS:

SPARK NETWORKS SERVICES GMBH
By:
Name:
Title:
SPARK NETWORKS USA, LLC
By:
Name:
Title:

SMOOCH LABS INC.
By:
Name:
Title:

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MINGLEMATCH, INC.
By:
Name:
Title:
SPARK NETWORKS LIMITED
By:
Name:
Title:

LOV USA, LLC
By:
Name:
Title:

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ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

MGG INVESTMENT GROUP LP By: MGG GP, LLC, its general partner
By:
	Name:	Kevin Griffin
	Title:	Chief Executive Officer

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LENDERS:

MGG Specialty Finance Fund II LP
MGG SF Evergreen Fund LP
MGG Canada Fund LP
MGG Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.
MGG (BVI) Limited
MGG SF Evergreen Unlevered Fund LP
MGG SF Evergreen Unlevered Fund 2020 LP
MGG SF Drawdown Unlevered Fund III LP
MGG SF Drawdown Unlevered Fund II (Luxembourg) SCSp
MGG SF Drawdown Unlevered Fund III (Luxembourg) SCSp
MGG US Direct Lending Fund 2019 LP

By: MGG Investment Group LP, on behalf of each of the above, as Authorized Signatory

By:
Name:	Name: Kevin Griffin
Title:	Title: Chief Executive Officer

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EXHIBIT 2.09(d)-1
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Financing Agreement dated as of March 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Spark Networks SE, a Societas Europaea (Europäische Gesellschaft) with registered seat in Munich, Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Federal Republic of Germany under HRB 232591 (the “Parent”), Spark Networks, Inc., a Delaware corporation (“Spark Networks”), Zoosk, Inc., a Delaware corporation (“Zoosk”, and together with the Parent, Spark Networks, and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), MGG Investment Group LP, a Delaware limited partnership (“MGG”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each, an “Agent” and, collectively, the “Agents”). Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.
Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan or Loans (as well as any Note evidencing any such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Administrative Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: [________] [__], 20[ ]

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EXHIBIT 2.09(d)-2
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Financing Agreement dated as of March 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Spark Networks SE, a Societas Europaea (Europäische Gesellschaft) with registered seat in Munich, Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Federal Republic of Germany under HRB 232591 (the “Parent”), Spark Networks, Inc., a Delaware corporation (“Spark Networks”), Zoosk, Inc., a Delaware corporation (“Zoosk”, and together with the Parent, Spark Networks, and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), MGG Investment Group LP, a Delaware limited partnership (“MGG”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each, an “Agent” and, collectively, the “Agents”). Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.
Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

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EXHIBIT 2.09(d)-3
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Financing Agreement dated as of March 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Spark Networks SE, a Societas Europaea (Europäische Gesellschaft) with registered seat in Munich, Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Federal Republic of Germany under HRB 232591 (the “Parent”), Spark Networks, Inc., a Delaware corporation (“Spark Networks”), Zoosk, Inc., a Delaware corporation (“Zoosk”, and together with the Parent, Spark Networks, and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), MGG Investment Group LP, a Delaware limited partnership (“MGG”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each, an “Agent” and, collectively, the “Agents”). Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.
Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners or members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners or members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners or members is a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners or members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

128498985v11

EXHIBIT 2.09(d)-4
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Financing Agreement dated as of March 11, 2022 (as amended, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Spark Networks SE, a Societas Europaea (Europäische Gesellschaft) with registered seat in Munich, Federal Republic of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Federal Republic of Germany under HRB 232591 (the “Parent”), Spark Networks, Inc., a Delaware corporation (“Spark Networks”), Zoosk, Inc., a Delaware corporation (“Zoosk”, and together with the Parent, Spark Networks, and each other Person that executes a joinder agreement and becomes a “Borrower” thereunder, each, a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder, each, a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), MGG Investment Group LP, a Delaware limited partnership (“MGG”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and MGG, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each, an “Agent” and, collectively, the “Agents”). Unless otherwise defined herein, terms defined in the Financing Agreement and used herein shall have the meanings given to them in the Financing Agreement.
Pursuant to the provisions of Section 2.09(d) of the Financing Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan or Loans (as well as any Note evidencing any such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners or members are the sole beneficial owners of such Loan or Loans (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Financing Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners or members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners or members is a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners or members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Administrative Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Administrative Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

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[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

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Schedule 1.01(A)
Lenders and Lenders’ Commitments

Lenders	Term Loan Commitment
MGG Specialty Finance Fund II LP	$2,686,005
MGG SF Evergreen Fund LP	$39,842,649
MGG Canada Fund LP	$4,341,855
MGG Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.	$2,252,433
MGG (BVI) Limited	$1,345,168
MGG SF Evergreen Unlevered Fund LP	$9,270,841
MGG SF Evergreen Unlevered Fund 2020 LP	$6,635,089
MGG SF Drawdown Unlevered Fund III LP	$2,049,015
MGG SF Drawdown Unlevered Fund II (Luxembourg) SCSp	$1,740,196
MGG SF Drawdown Unlevered Fund III (Luxembourg) SCSp	$9,836,749
MGG US Direct Lending Fund 2019 LP	$20,000,000
Total	$100,000,000

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Schedule 1.01(D)
Deferred Merger Payment Conditions
The “Deferred Merger Payment Conditions” shall mean the following:
(1)The Liquidity of the Parent and its Subsidiaries, on a consolidated basis, as of the last Business Day of each fiscal month following the Closing Date, is not less than $10,000,000 on a pro forma basis,
(2)the First Lien Net Leverage Ratio is not greater than 1.25:1.00 on a pro forma basis as of the last day of the four consecutive fiscal quarters of the Consolidated Companies most recently ended as of the date of such determination (such period, the “Test Period”); and
(3)the Fixed Charge Coverage Ratio as of the last day of each Test Period is not less than 1.40:1.00 on a pro forma basis.
The following capitalized terms used in this Schedule 1.01(D) shall have the following meanings:
“Closing Date” means the first date upon which all conditions precedent listed in Article V of the Existing Credit Facility were satisfied or waived (i.e., July 1, 2019).
“Consolidated Adjusted EBITDA” means, for a specified period, an amount determined for the Consolidated Companies equal to, on a trailing twelve month basis (including, subject to the established Consolidated Adjusted EBITDA amounts provided below, any months that precede the Closing Date):
(a)Consolidated Net Income of the Consolidated Companies, plus

(b)to the extent reducing Consolidated Net Income (other than in respect of clauses (x), (xiv), (xv), (xviii) and (xxi)), the sum of, without duplication, amounts for:

(i)    Consolidated Interest Expense during such measurement period,

(ii)    all Taxes on or measured by income (but excluding tax refunds), the provision for federal, state, local and foreign income taxes, taxes on profit or capital, including, without limitation, state franchise and similar taxes and withholding taxes,

(iii)    total depreciation expense,

(iv)    total amortization expense (including amortization of intangible assets, including goodwill, lease assets, deferred financing costs and software),

(v)    other non-cash charges and expenses reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period),

(vi)    transaction costs, fees and expenses incurred in connection with the consummation of the Transactions, including amendments, modifications and waivers relating to the Transactions,

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(vii)    transaction costs, fees and expenses incurred in connection with the issuance of Indebtedness or Capital Stock, Investments (including Permitted Acquisitions), and Dispositions, in each case to the extent permitted by the Loan Documents and whether consummated or unconsummated; provided that the amount added back pursuant to this clause (vii) relating to transactions that are not consummated shall not exceed $1,000,000 in the aggregate during any trailing twelve month period,

(viii)    the amount of any Earn-Out Obligations and other contingent consideration obligations in connection with any Permitted Acquisition (including the Deferred Merger Payment), other Investments permitted by the Loan Documents, and similar acquisitions and Investments completed prior to the Closing Date, in each case that are paid or accrued during the applicable period, and

(ix)    the amount of extraordinary, nonrecurring or unusual costs, charges, expenses or losses (including any legal settlements and including all fees and expenses relating thereto); provided, that the aggregate amount added back for cash costs, charges, expenses or losses pursuant to this clause (ix) shall not exceed an amount equal to 7.5% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-back),

(x)    pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies that result (or that are expected in good faith to result in the following twelve months, net of the amount of actual benefits realized from such actions during such period) from the Transactions, Acquisitions, Dispositions, recapitalizations, other similar transactions, operating improvements or changes, restructurings, cost-savings and similar initiatives, plans or other actions; provided, that (A) such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable, factually supportable and reasonably attributable to the actions specified, (B) such actions have been taken or are expected to be taken (in the good faith determination of the Administrative Borrower) within twelve months of the date of determination, and (C) the aggregate amount added back pursuant to this clause (x) and the following clause (xi) shall not exceed an amount equal to 25% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-backs),

(xi)    all restructuring costs, integration costs, business optimization expenses or costs, expenses and losses relating to the undertaking of cost-saving initiatives, operating expense reductions and other synergies and similar initiatives, retention, recruiting, relocation and signing bonuses and expenses, severance costs, transaction fees and expenses, any one-time expense relating to enhanced accounting function or other transaction costs; provided, that the aggregate amount added back pursuant to this clause (xi) and the foregoing clause (x) shall not exceed an amount equal to 25% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-backs),

(xii)    all (A) costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or arrangement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, including any charges arising from the grant or settlement of virtual stock option programs, stock appreciation or similar rights, and (B) the Permitted Cash VSOP Payments,

(xiii)    payments to employees or officers (x) made prior to the Closing Date in connection with the Liquidity Bonus Plan (as defined in the Zoosk Acquisition Agreement) and (y) in connection with the Retention Plan (as defined in the Zoosk Acquisition Agreement),

(xiv)    all adjustments set forth in the (A) quality of earnings report in respect of the Zoosk delivered to the Existing Lenders on February 28, 2019 and (B) quality of earnings report in respect of Spark and its Subsidiaries delivered to the Existing Lenders on March 1, 2019,

(xv)    proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace to the extent received in cash during such period (to the extent not otherwise included in Consolidated Net Income) or reasonably and

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in good faith expected to be received within 60 days of the end of such period; provided that any amount added back pursuant to this clause (xv) for amounts reasonably expected to be received within 120 days of the end of such period shall be added back in the period during which the lost income related to such business interruption insurance proceeds was incurred, and, to the extent not actually received during such 120 day period, shall be deducted from Consolidated Adjusted EBITDA in the subsequent period of measurement; provided, further, that the amounts added back under this clause (xv) but not received in cash during the applicable period, when aggregated with all amounts added back pursuant to clause (xx)(C), shall not exceed an amount equal to 5.0% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-back),

(xvi)    [reserved],

(xvii)    any purchase accounting effects, including, without limitation, any write-downs of deferred revenue,

(xviii)    solely for the purpose of determining compliance with the financial covenants (and for no other purpose under any Loan Document) in respect of any Test Period in which there is a financial covenant Event of Default, the amount of proceeds of any Permitted Cure Equity received by the Borrowers,

(xix)    [reserved],

(xx)    losses, expenses and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by the Borrowers or any of their respective Subsidiaries to the extent such losses, expenses and payments have been (or are reasonably and in good faith anticipated by the Administrative Borrower to be) reimbursed pursuant to the applicable third-party insurance, indemnity, guaranty or acquisition agreement in (A) such period, (B) an earlier period if not added back to Consolidated Adjusted EBITDA in such earlier period or (C) within 120 days of the end of such period; provided that, in the case of clause (C), to the extent such amounts are not so reimbursed within such 120 day period, such amounts shall reduce Consolidated Adjusted EBITDA in the next measurement period (unless such amounts are later so reimbursed), provided, further that the aggregate amount added back pursuant to clause (C) of this clause (xx), when aggregated with amounts not received in cash during the applicable period under clause (xv), shall not exceed an amount equal to 5.0% of Consolidated Adjusted EBITDA for any measurement period (calculated before giving effect to such add-backs), and

(xxi)    all adjustments set forth in the Spark Model delivered to the Existing Lenders on March 4, 2019; minus

(c)to the extent increasing Consolidated Net Income for such measurement period, the sum of, without duplication:

(i)    amounts for other non-cash gains (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); and

(ii)the amount of extraordinary, nonrecurring or unusual gains received during the specified period.
There shall be included in determining Consolidated Adjusted EBITDA for any measurement period, without duplication (other than for purposes of calculating Consolidated Excess Cash Flow), the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by a Loan Party or Subsidiary of a Loan Party during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by a Loan Party or Subsidiary thereof during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA

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of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition).
There shall be excluded in determining Consolidated Adjusted EBITDA for any period, without duplication, the Disposed EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person sold, transferred or otherwise disposed of by a Loan Party or Subsidiary of a Loan Party during such period (each such Person, property, business or asset so sold or disposed, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
Notwithstanding anything herein to the contrary, proceeds of Permitted Cure Equity shall not be included in the calculation of Consolidated Adjusted EBITDA for purposes of any calculation of Consolidated Excess Cash Flow.
Consolidated Adjusted EBITDA for certain historical periods shall be deemed to be the amounts set forth in Schedule 1.01(c).
“Consolidated Capital Expenditures” means, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Consolidated Companies during such period, determined on a consolidated basis in accordance with GAAP , that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of the Consolidated Companies, or have a useful life of more than one year, but excluding (i) expenditures made in connection with the acquisition, replacement, substitution, improvement, expansion or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement, (d) with proceeds of landlord financed leasehold improvements, or (e) to the extent financed with the Net Cash Proceeds of any equity issuance (other than the Net Equity Proceeds from any proceeds of Permitted Cure Equity ) by Parent to the extent not prohibited by this Agreement, and (ii) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions or other permitted Investments in all or substantially all of the equity or assets of another Person or business unit or division.
“Consolidated Companies” means the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP .
“Consolidated Interest Expense” means, for the Consolidated Companies, the sum of all interest (net of interest income) in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period); provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Interest Expense shall include the amount of any interest on the Term Loans (or loans under the revolving loan facility) that otherwise would be required to be paid if not for the prepayment of the Term Loans (or loans under the revolving loan facility) with the proceeds of any Permitted Cure Equity , for the fiscal quarter immediately preceding such Permitted Cure Equity and, without duplication, for each of the following three fiscal quarters.

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“Consolidated Net Income” means, for any specified period, the consolidated net income (or deficit) of the Consolidated Companies, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or loss, provided that there shall be excluded: (a) the income (or loss) of any Person in which any Person (other than any of the Consolidated Companies) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to any of the Consolidated Companies by such Person during such specified period, (b) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of any of the Consolidated Companies or is merged into or consolidated with any of the Consolidated Companies or such Person’s assets are acquired by any of the Consolidated Companies, (c) the income of any consolidated Subsidiary of any of the Consolidated Companies to the extent that the declaration or payment of dividends or other distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of any Contractual Obligation or Applicable Law applicable to that consolidated Subsidiary, (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (e) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset; (f) any net gain from the collection of the proceeds of life insurance policies; (g) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any of the Consolidated Companies, (h) in the case of a successor to any consolidated Subsidiary of any of the Consolidated Companies by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets (unless such successor was a consolidated Subsidiary of any of the Consolidated Companies prior to such consolidation, merger or transfer), (i) any deferred credit representing the excess of equity in any consolidated Subsidiary of any of the Consolidated Companies at the date of acquisition of such consolidated Subsidiary over the cost to the Consolidated Companies of the investment in such Subsidiary, (j) the cumulative effect of any change in GAAP during such period, and (k) any noncash FASB ASC 815 income (or loss) related to hedging activities.
“Earn-Out Obligations” means any earn-out obligation or other similar deferred and contingent obligation of any Loan Party or Subsidiary of a Loan Party incurred or created in connection with any Acquisition or other Investment, but excluding purchase price adjustments and indemnity escrows.
“First Lien Net Leverage Ratio” means, as of the last day of any specified Test Period, the ratio of (a) the sum of (i) the outstanding aggregate principal amount of Funded Debt that is secured by the Collateral on a pari passu basis with the Obligations (for the avoidance of doubt, excluding any Funded Debt in which the applicable liens are expressly subordinated or junior to the liens securing the Obligations ) minus (ii) the Qualified Cash of the Loan Parties in an amount not to exceed $20,000,000, divided by (b) Consolidated Adjusted EBITDA.
“Fixed Charge Coverage Ratio” means (without duplication), as of the last day of any specified Test Period, the ratio of (a) (i) Consolidated Adjusted EBITDA for such Test Period minus (ii) any Restricted Payments paid in cash to any person that is not a Loan Party or wholly-owned direct or indirect Subsidiary thereof minus (iii) unfinanced Consolidated Capital Expenditures (except to the extent financed with revolving loans), excluding Consolidated Capital Expenditures made with contributions of Equity Issuances or reinvestment of asset sales or insurance proceeds within the

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permitted reinvestment period pursuant to Section 2.05(c)(vii) , minus (iv) Taxes based on income paid in cash by the Consolidated Companies, divided by (b) Fixed Charges.
“Fixed Charges” means the sum of (a) cash interest expense (including on Capitalized Lease Obligations) (net of cash interest income) and (b) regularly scheduled principal amortization (including on Capitalized Lease Obligations) (as such amounts may be reduced by the application of prepayments as set forth in this Agreement.
“Funded Debt” means, as of any date of determination, the aggregate principal amount of then outstanding Indebtedness of the Consolidated Companies (i) of the types described in clauses (a), (d), (e) and (f), of the definition of “Indebtedness” in the Existing Credit Facility plus (ii) drawn and unreimbursed obligations under letters of credit; provided, however, that for purposes of financial covenant calculations, the amount of any prepayment of the Loans shall not include any such payment from the proceeds of any proceeds of any Permitted Cure Equity for any period in which the proceeds of such any Permitted Cure Equity are deemed to increase Consolidated Adjusted EBITDA.
“Permitted Cash VSOP Payments” means cash payments made to holders of equity interests under Spark’s Virtual Stock Option Plan of November 2017 and Spark’s Virtual Stock Option Plan of March 2018 (as such plans exists on Closing Date , collectively, the “VSOPs”) after March 21, 2019 and prior to the Closing Date, so long as the following conditions are satisfied: (a) such payments are in an aggregate amount that does not exceed the lesser of (i) $5,500,000 and (ii) the amount actually paid as tax liabilities of the recipients of such payments in respect to the equity interests held by such recipients pursuant to the VSOPs (reasonably supporting documentation to be provided to counsel to the Lenders prior to the Closing Date), and (b) the members of the “c-suite” executive team of Spark (the “Executives”) shall be subject to a customary “lock-up” that prohibits the sale of 70% of the aggregate after-tax shareholdings (calculated in a manner to be agreed after the acceleration of the VSOPs) of the Executives from the Closing Date through the date that is twelve (12) months following the Closing Date.
“Test Period” means, for any determination, the four consecutive fiscal quarters of the Consolidated Companies most recently ended as of the date of such determination.
“Transactions” means (i) the consummation of the acquisition of Zoosk pursuant to the Zoosk Acquisition, (ii) the refinancing and payoff on the Closing Date of all Indebtedness (as defined in the Existing Credit Facility) not permitted under the Existing Credit Facility, (iii) the execution, delivery and performance by each Loan Party of the Existing Credit Facility and related loan documents, and (iv) the disbursement of the term loans hereunder under the Existing Credit Facility on the Closing Date.

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